UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Pioneer Natural Resources Company

(Name of Registrant as Specified in Its Charter)

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PIONEER NATURAL RESOURCES COMPANY

5205 North O’Connor Boulevard

Suite 200

Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Pioneer Natural Resources Company:

Notice is hereby given that the Annual Meeting of Stockholders of Pioneer Natural Resources Company (the “Company”) will be held at 5205 North O’Connor Boulevard, Suite 250, Irving, Texas 75039, on Wednesday, June 17, 2009, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect four Class III Directors, each for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as the auditors of the Company for 2009.

3.

To consider and vote upon a proposal to approve an amendment to the Company’s 2006 Long-Term Incentive Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder.

4.

To comply with the requirements of Section 162(m) of the Internal Revenue Code, to consider and vote upon a proposal to approve the eligible employees, business criteria and maximum annual per person compensation limits under the Company’s 2006 Long-Term Incentive Plan, including an amendment to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period from 250,000 shares to 400,000 shares.

5.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 22, 2009.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.continentalstock.com or by phone at 1-866-894-0537 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors.

/s/ Mark H. Kleinman
Mark H. Kleinman
Secretary

Irving, Texas

May 7, 2009

PIONEER NATURAL RESOURCES COMPANY

5205 North O’Connor Boulevard

Suite 200

Irving, Texas 75039

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company requests your Proxy for the Annual Meeting of Stockholders that will be held Wednesday, June 17, 2009, at 9:00 a.m. Central Time, at 5205 North O’Connor Boulevard, Suite 250, Irving, Texas 75039. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its Annual Report available to its stockholders electronically via the internet. The Company is sending on or about May 7, 2009, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to many of its stockholders of record as of the close of business on April 22, 2009, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person. Stockholders who are not sent the Notice will instead be sent paper copies of the proxy materials by mail.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 22, 2009. As of the record date, 114,953,852 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, the approval of the amendment to the Company’s 2006 Long-Term Incentive Plan to increase the number of shares reserved for issuance under the plan and the approval of the eligible employees, business criteria and maximum annual per person compensation limits under the Company’s 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposals, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the four persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class II directors.

•	FOR the ratification of the selection of Ernst & Young LLP as the Company’s auditors for 2009.

•	FOR the approval of the amendment to the Company’s 2006 Long-Term Incentive Plan to increase the number of shares reserved for issuance thereunder.

•

FOR the approval of the eligible employees, business criteria and maximum annual per person compensation limits under the Company’s 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including an amendment to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

PARTICIPANTS IN THE PIONEER NATURAL RESOURCES USA, INC. 401(k)
AND MATCHING PLAN

Participants in the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “401(k) Plan”) who have shares of common stock credited to their plan account as of the record date will have the right to direct the 401(k) Plan trustee regarding how to vote those shares. The trustee will vote the shares in a participant’s 401(k) Plan account in accordance with the participant’s instructions or, if no instructions are received prior to June 14, 2009, the shares credited to that participant’s account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions. Information as to how participants voted the shares credited to their 401(k) Plan account will not be disclosed to the Company.

If a participant holds common stock outside of the 401(k) Plan, the participant will need to vote such shares separately.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class III Directors of the Company with their terms to expire in 2012 when their successors are elected and qualified:

Thomas D. Arthur

Andrew F. Cates

Scott J. Reiman

Scott D. Sheffield

Mr. Sheffield is currently serving as a Class II Director of the Company. On March 18, 2009, the Company entered into a letter agreement with Southeastern Asset Management, Inc. (“Southeastern”), the Company’s largest stockholder, pursuant to which the Company agreed to reduce its Board of Directors from eleven members to ten, to consist of seven existing Board members and three persons to be recommended by Southeastern. Messrs. Arthur, Cates and Reiman are the three nominees recommended by Southeastern. The biographical information of all of the nominees is contained in the “Directors and Executive Officers” section below. Southeastern has agreed to, and to cause each of its affiliates to, cause all shares of common stock reported as beneficially owned by Southeastern and its affiliates to be voted at the Annual Meeting for the election of the individuals nominated by the Board of Directors as Class III Directors.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company are, and after the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One - Election of Directors” above, the Board of Directors of the Company will be:

Name	Age	Position

Scott D. Sheffield	56	Chairman of the Board of Directors and Chief Executive

Officer

Timothy L. Dove	52	President and Chief Operating Officer
Mark S. Berg	50	Executive Vice President, General Counsel
Chris J. Cheatwood	48	Executive Vice President, Geoscience
Richard P. Dealy	43	Executive Vice President and Chief Financial Officer
William F. Hannes	49	Executive Vice President, Business Development
Danny L. Kellum	54	Executive Vice President, Domestic Operations
David McManus	55	Executive Vice President, International Operations
Jay P. Still	47	Executive Vice President, Domestic Operations
Frank W. Hall	58	Vice President and Chief Accounting Officer
Thomas D. Arthur	69	Director
Edison C. Buchanan	54	Director
Andrew F. Cates	38	Director
R. Hartwell Gardner	74	Director
Andrew D. Lundquist	48	Director
Charles E. Ramsey, Jr.	72	Director
Scott J. Reiman	44	Director
Frank A. Risch	66	Director
Jim A. Watson	70	Director

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until either they are reelected or their successors are elected and qualified. Each year, the directors of one class stand for reelection as their terms of office expire. To facilitate the transition to the new Board of Directors in accordance with the agreement with Southeastern, Dr. James R. Baroffio, Mrs. Linda K. Lawson, Mr. Mark S. Sexton and Mr. Robert A. Solberg agreed that they would cease to serve as directors of the Company. Additionally, pursuant to the actions taken by the Board, effective with the Annual Meeting:

•	Mr. Sheffield is nominated for election at the meeting to serve as a Class III Director;
•	Messrs. Lundquist, Ramsey and Risch are designated as Class I Directors with their terms of office expiring in 2010; and
•	Messrs. Buchanan, Gardner, and Watson are designated as Class II Directors with their terms of office expiring in 2011.

Executive officers serve at the discretion of the Board of Directors.

Set forth below is biographical information about each of the Company’s executive officers and, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One - Election of Directors” above, the persons who will serve as directors following the Annual Meeting.

Scott D. Sheffield. Mr. Sheffield, a distinguished graduate of The University of Texas with a Bachelor of Science degree in Petroleum Engineering, has held the position of Chief Executive Officer for the Company since August 1997 and assumed the position of Chairman of the Board of Directors for the Company in August 1999. Mr. Sheffield was elected Chief Executive Officer and Director of Pioneer Natural Resources GP LLC (“Pioneer GP”), the general partner of Pioneer Southwest Energy Partners L.P., in June 2007 and Chairman of the Board of Pioneer GP in May 2008. He was President of the

Company from August 1997 to November 2004. He was the Chairman of the Board of Directors and Chief Executive Officer of Parker & Parsley Petroleum Company, a predecessor of the Company (“Parker & Parsley”), from October 1990 until the Company was formed in August 1997. Mr. Sheffield joined Parker & Parsley Development Company (“PPDC”), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. Mr. Sheffield served as Vice President - Engineering of PPDC from September 1981 until April 1985, when he was elected President and a Director. In March 1989, Mr. Sheffield was elected Chairman of the Board of Directors and Chief Executive Officer of PPDC. Before joining PPDC, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

Timothy L. Dove. Mr. Dove was elected the Company’s President and Chief Operating Officer in November 2004. Mr. Dove was also elected President and Chief Operating Officer of Pioneer GP in June 2007. Mr. Dove held the positions for the Company of Executive Vice President and Chief Financial Officer from February 2000 to November 2004 and Executive Vice President - Business Development from August 1997 to January 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Before joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp., in various capacities in international exploration and production, marketing, refining, and planning and development. Mr. Dove earned a Bachelor of Science degree in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his Master of Business Administration in 1981 from the University of Chicago.

Mark S. Berg. Mr. Berg was elected the Company’s Executive Vice President and General Counsel when he joined the Company in April 2005. Mr. Berg was also elected Executive Vice President, General Counsel and Assistant Secretary of Pioneer GP in June 2007. Prior to joining the Company, Mr. Berg served as Executive Vice President, General Counsel and Secretary of American General Corporation, a Fortune 200 diversified financial services company, from 1997 through 2002. Subsequent to the sale of American General to American International Group, Inc., Mr. Berg joined Hanover Compressor Company as Senior Vice President, General Counsel and Secretary. He served in that capacity from May 2002 through April 2004. Mr. Berg began his career in 1983 with the Houston-based law firm of Vinson & Elkins L.L.P. He was a partner with the firm from 1990 through 1997. Mr. Berg graduated Magna Cum Laude and Phi Beta Kappa with a Bachelor of Arts degree from Tulane University in 1980. He earned his Juris Doctorate with honors from The University of Texas Law School in 1983.

Chris J. Cheatwood. Mr. Cheatwood was elected the Company’s Executive Vice President, Geoscience in November of 2007. Mr. Cheatwood was also elected Executive Vice President, Geoscience of Pioneer GP in June 2007. From January 2002 until November 2007, Mr. Cheatwood served the Company as Executive Vice President - Worldwide Exploration. Mr. Cheatwood joined the Company in August 1997 and was promoted to Vice President - Domestic Exploration in July 1998 and Senior Vice President - Exploration in December 2000. Before joining the Company, Mr. Cheatwood spent ten years with Exxon Corporation. Mr. Cheatwood is a graduate of the University of Oklahoma with a Bachelor of Science degree in Geology and earned his Master of Science degree in Geology from the University of Tulsa.

Richard P. Dealy. Mr. Dealy was elected the Company’s Executive Vice President and Chief Financial Officer in November 2004. Mr. Dealy was also elected Executive Vice President, Chief Financial Officer, Treasurer and Director of Pioneer GP in June 2007. Mr. Dealy held positions for the Company as Vice President and Chief Accounting Officer from February 1998 to November 2004, and Vice President and Controller from August 1997 to January 1998. Mr. Dealy joined Parker & Parsley in July 1992 and was promoted to Vice President and Controller in 1995, in which position he served until August 1997. He is a Certified Public Accountant, and prior to joining Parker & Parsley, he was employed by KPMG LLP. Mr. Dealy graduated with honors from Eastern New Mexico University with a Bachelor of Business Administration degree in Accounting and Finance.

William F. Hannes. Mr. Hannes was elected the Company’s Executive Vice President - Business Development in December 2007. Mr. Hannes was also elected Executive Vice President - Business

Development of Pioneer GP in June 2007. Mr. Hannes served the Company as Executive Vice President - Worldwide Business Development from November 2005 to December 2007. Mr. Hannes joined Parker & Parsley in July 1997 as Director of Business Development, and continued to serve the Company in this capacity after the Company’s formation in August 1997 until he was promoted to Vice President – Engineering and Development in June 2001, which position he held until November 2005. Prior to joining Parker & Parsley, Mr. Hannes held engineering positions with Mobil and Superior Oil. He graduated from Texas A&M University in 1981 with a Bachelor of Science degree in Petroleum Engineering.

Danny L. Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, was elected the Company’s Executive Vice President - Domestic Operations in May 2000. Mr. Kellum was also elected Executive Vice President, Operations of Pioneer GP in June 2007. From January 2000 until May 2000, Mr. Kellum served as the Company’s Vice President - Domestic Operations. Mr. Kellum served as the Company’s Vice President - Permian Division from August 1997 until December 1999. From 1989 until 1994 he served as Spraberry District Manager and as Vice President of the Spraberry and Permian Division for Parker & Parsley until August 1997. Mr. Kellum joined Parker & Parsley as an operations engineer in 1981 after a brief career with Mobil Oil Corporation.

David McManus. Mr. McManus was elected the Company’s Executive Vice President, International Operations in November 2007. In January 2005, Mr. McManus joined the Company as Vice President, International Operations and continued to serve in that capacity until November 2007. Prior to joining the Company, Mr. McManus was Executive Vice President with the BG Group where he was responsible for developing technical and commercial capabilities and directing assets in the Eastern Hemisphere from April 2000 to October 2004. He also served as President of ARCO Europe from June 1994 to April 2000. Prior to that, Mr. McManus held senior positions with LASMO, Ultramar, Shell and Fluor. Since 2004, Mr. McManus has also served on the Board of Directors for Cape PLC as the Chairman and a member of the Compensation Committee. Mr. McManus graduated from Heriott-Watt University in Edinburgh, Scotland, with a degree in civil engineering.

Jay P. Still. Mr. Still was elected the Company’s Executive Vice President - Domestic Operations in November 2007. Prior to that time, Mr. Still held the positions of Executive Vice President, Western Division from November 2005, Vice President, Western Division from September 2004 to November 2005, Vice President, Gulf of Mexico from July 2001 to September 2004 and Vice President of Operations for a former subsidiary of the Company located in Argentina from November 1997 to July 2001. Mr. Still joined Parker & Parsley in January 1995 as Director of Engineering Development and continued to serve the Company in this capacity after the Company’s formation in August 1997. Prior to joining Parker & Parsley, Mr. Still spent ten years with Mobil in various drilling, operations and reservoir engineering assignments focusing on the Gulf of Mexico before moving into international business development activities. Mr. Still earned his Masters in Business Administration at Loyola University and a Bachelor of Science in Mechanical Engineering from Texas A&M University.

Frank W. Hall. Mr. Hall was elected the Company’s Vice President and Chief Accounting Officer in May 2008. Mr. Hall was also elected Vice President and Chief Accounting Officer of Pioneer GP in May 2008. Prior to that time, Mr. Hall held the positions for the Company of Corporate Controller from March 2007, Assistant Controller from January 2005 to March 2007 and Manager of Financial Reporting from September 1998 to January 2005. From 1989 to 1998, Mr. Hall was an employee of Oryx Energy Company, where he held Senior Financial Analyst positions in Financial Planning and Financial Reporting. He was a partner in the certified public accounting firm of Hall, Brock & Co. from 1983 to 1989; the Controller of Riddle Oil Company from 1980 to 1983; and a member of the audit staff of Touche Ross & Co. from 1977 to 1980. Mr. Hall graduated with highest honors from the University of Dallas with a Master of Business Administration in Corporate Finance and graduated from the University of Texas at San Antonio with a Bachelor of Business Administration, where he majored in accounting and business management.

Thomas D. Arthur. Mr. Arthur received his undergraduate degree from the University of North Carolina at Chapel Hill in 1966, and a Master of Business Administration from East Carolina University in 1971. From 1966 to 1969, he served in the U.S. Army as an infantry lieutenant. From 1971 until 1974, Mr. Arthur was Vice President of a Florida based investment banking firm. He joined Havatampa Corporation in Tampa, Florida in 1974 as Chief Financial Officer, and then later served as Chief Operating Officer. In 1978, the cigar manufacturing business of Havatampa Corporation was purchased by Havatampa Incorporated, of which Mr. Arthur was President, Chief Executive Officer and majority shareholder until its sale in 1997. Since 1998, he has been engaged in private investments. He serves on the boards of numerous community organizations. Mr. Arthur will join the Company’s Board of Directors if elected at the Annual Meeting.

Edison C. Buchanan. Mr. Buchanan received a Bachelor of Science degree in Civil Engineering from Tulane University in 1977 and a Master of Business Administration in Finance and International Business from Columbia University Graduate School of Business in 1981. From 1981 to 1997, Mr. Buchanan was a Managing Director of various groups in the Investment Banking Division of Dean Witter Reynolds in their New York and Dallas offices. In 1997, Mr. Buchanan joined Morgan Stanley Dean Witter as a Managing Director in the Real Estate Investment Banking group. In 2000, Mr. Buchanan became Managing Director and head of the domestic Real Estate Investment Banking Group of Credit Suisse First Boston. In 2001, Mr. Buchanan began working for The Trust for Public Land, a land conservation organization, in Santa Fe, New Mexico. Mr. Buchanan became a Director of the Company in 2002. Since 2004, Mr. Buchanan has also served on the Board of Directors of MFA Mortgage Investments, Inc.

Andrew F. Cates. Mr. Cates earned a Bachelor of Business Administration in Finance at the University of Texas at Austin. Mr. Cates founded RVC USA, LP, a developer and operator of outdoor resorts, and he owns and operates its corporate general partner. He is also the Managing Member of Value Acquisition Fund, an acquisition, development, and asset management company founded by him in 2004. Mr. Cates has acquired and asset managed commercial real estate throughout the southeastern United States within various entities. In 1993, Mr. Cates began his real estate career in Dallas, Texas, where he worked as an Analyst at Trammell Crow Company Capital Markets Group, and in 1995, he became an Associate for Crow Family Holdings. Mr. Cates currently serves on numerous civic and charitable boards. Mr. Cates will join the Company’s Board of Directors if elected at the Annual Meeting.

R. Hartwell Gardner. Mr. Gardner became a Director of the Company in August 1997. He served as a Director of Parker & Parsley from November 1995 until August 1997. Mr. Gardner graduated from Colgate University with a Bachelor of Arts degree in Economics and then earned a Master of Business Administration from Harvard University. Until October 1995, Mr. Gardner was the Treasurer of Mobil Oil Corporation and Mobil Corporation from 1974 and 1976, respectively. Mr. Gardner is a member of Financial Executives International where he served as Chairman in 1986 and 1987 and is a Director and Chairman of the Investment Committee of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd. in Hamilton, Bermuda.

Andrew D. Lundquist. Mr. Lundquist received a Bachelor of Science degree from the University of Alaska and a Juris Doctorate from Catholic University Columbus School of Law. He joined the Company’s Board of Directors in September 2004, in accordance with the terms of the Company’s merger with Evergreen Resources, Inc. after having served as an independent director on the Board of Directors of Evergreen Resources, Inc. since November 2002. During 2001, Mr. Lundquist served as the Director of The White House National Energy Policy Development Group, which directed the cabinet-level task force created by the President and headed by the Vice President that produced the President’s National Energy Policy. At that same time, he also served as Senior Advisor to the President and Vice President on energy issues. Mr. Lundquist was the Majority Staff Director of the U.S. Senate Energy and Natural Resources Committee from 1998 to 2001. Since March 2002, Mr. Lundquist has served as the Managing Partner of BlueWater Strategies LLC, a Washington, D.C.-based consulting firm that provides analytic and strategic advice to senior executives of corporations. Mr. Lundquist also serves as Director of Coeur

d’Alene Mines Corporation, a company engaged in the operation, ownership, development and exploration of silver and gold mining property.

Charles E. Ramsey, Jr. Mr. Ramsey is a graduate of the Colorado School of Mines with a Petroleum Engineering degree and a graduate of the Smaller Company Management program at the Harvard Graduate School of Business Administration. Mr. Ramsey has served as a Director of the Company since August 1997. Mr. Ramsey served as a Director of Parker & Parsley from October 1991 until August 1997. From June 1958 until June 1986, Mr. Ramsey held various engineering and management positions in the oil and gas industry and, for six years before October 1991, was a Senior Vice President in the Corporate Finance Department of Dean Witter Reynolds Inc. in its Dallas, Texas office. His industry experience includes 12 years of senior management experience with May Petroleum Inc. in the positions of President, Chief Executive Officer and Executive Vice President. Mr. Ramsey is also a former director of MBank Dallas, the Dallas Petroleum Club and Lear Petroleum Corporation.

Scott J. Reiman. Mr. Reiman graduated from the University of Denver in 1987 with a Bachelor of Science in Business Administration in Finance. Mr. Reiman is the founder of Hexagon Investments, a private investment company, and has served as President since 1992. Mr. Reiman has been a member of the Board of Trustees at the University of Denver since 1999 and chairs its Investment Committee. Mr. Reiman also serves on many other civic Boards and is currently a member of the Mayor’s Financial Management Task Force for the City of Denver. Mr. Reiman will join the Company’s Board of Directors if elected at the Annual Meeting.

Frank A. Risch. Mr. Risch holds a Bachelor of Science degree in Business Administration from Pennsylvania State University and a Master of Science degree in industrial administration from Carnegie Mellon University. Mr. Risch joined Exxon Corporation in 1966 as a financial analyst in New York and subsequently held various positions in finance, planning, marketing and general management with Exxon and its operating affiliates in the U.S. and abroad for nearly 38 years. Mr. Risch retired in 2004 as Vice President and Treasurer (and Principal Financial Officer) of Exxon Mobil Corporation. He was appointed to the Company’s Board of Directors in August 2005. He is a member of the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University. He is active in civic and community organizations, serving as Chairman of the Board of the Dallas Theater Center and as a member of the Boards of the Communities Foundation of Texas, the Dallas Center for the Performing Arts and Dallas CASA (Court Appointed Special Advocates). He is a member of the Financial Executives International, the World Affairs Council of Greater Dallas and the Dallas Committee on Foreign Relations.

Jim A. Watson. Mr. Watson became a Director of the Company in September 2004. He earned a Bachelor of Arts degree from The University of Texas in 1962 and graduated, with honors, from The University of Texas School of Law in 1964. Mr. Watson has served as Senior Counsel for the law firm of Carrington, Coleman, Sloman, & Blumenthal, L.L.P. in Dallas, Texas since June 2003. Before then, he was a partner at the law firm of Vinson & Elkins L.L.P. in Dallas, Texas. From 1987 to 1995, he held the position of Adjunct Professor at The University of Texas School of Law and from 2000 to 2004, Mr. Watson was Chairman of the Advisory Board of the Clement Center for Southwestern Studies at Southern Methodist University. Since 1989, Mr. Watson has been included in The Best Lawyers in America.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors of the Company held eighteen meetings during 2008, and its independent directors met in executive session four times during 2008. During 2008, each of the directors attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.pxd.com. The members of the Audit Committee are Messrs. Gardner (Chairman), Risch, Solberg and Watson, and Mrs. Lawson. The Audit Committee held thirteen meetings during 2008. The Board of Directors anticipates that, following the Annual Meeting, the members of the Audit Committee will be Messrs. Gardner (Chairman), Arthur, Risch, and Watson

Compensation and Management Development Committee. Responsibilities of the Compensation and Management Development Committee (the “Compensation Committee”), which are discussed in detail in its charter that is posted on the Company’s website at www.pxd.com, include among other duties, the responsibility to:

•	periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company,
•	approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers,
•	periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees,
•	administer the Company’s equity plans, and
•	oversee the Company’s succession planning.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The Vice President, Administration and Risk Management of the Company, or such other officer as may from time to time be designated by the Compensation Committee, acts as the management liaison to the Compensation Committee and works with the Compensation Committee chairperson to prepare an agenda for regularly scheduled meetings. The Compensation Committee chairperson makes the final decision regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on the information supplied by the persons requesting the special meeting. The Company’s Chief Executive Officer (the “CEO”) makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the executive officers’ performance; however, the Compensation Committee makes all final decisions regarding the executive officers’ compensation.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2008, the Compensation Committee engaged the services of Hewitt Associates (“Hewitt”). Among the services Hewitt was asked to perform were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs, including metric selection and target setting and the design of the Company’s performance unit award program.

The members of the Compensation Committee are Messrs. Buchanan (Chairman), Baroffio, Lundquist and Ramsey. The Compensation Committee held seven meetings during 2008. The Board of Directors anticipates that, following the Annual Meeting, the members of the Compensation Committee will be Messrs. Buchanan (Chairman), Cates, Lundquist, Ramsey and Reiman.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Corporate Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Corporate Governance Committee Charter” that is posted on the Company’s website at www.pxd.com. The members of the Nominating and Corporate Governance Committee include all non-employee directors. The Nominating and Corporate Governance Committee held four meetings during 2008.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent auditors of the Company for 2009. Ernst & Young LLP has audited the Company’s consolidated financial statements since 1998. The 2008 audit of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting was completed on February 24, 2009.

The Board of Directors is submitting the selection of Ernst & Young LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of Ernst & Young LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit Fees. The aggregate fees of Ernst & Young LLP for professional services rendered for the (i) audit of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, (ii) audit of the Company’s internal control over financial reporting, (iii) reviews of the Company’s quarterly financial statements included in its Quarterly Report on Form 10-Q, (iv) services rendered to the Company’s consolidated subsidiary, Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”), in connection with the audit of its annual consolidated financial statements and review of its quarterly financial statements and (v) services in connection with the Company’s and Pioneer Southwest’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2008 and 2007, were $2,908,000 and $2,555,000, respectively.

Audit-Related Fees. The aggregate fees of Ernst & Young LLP for audit-related services provided to the Company totaled $88,000 and $117,000 during each of the years ended December 31, 2008 and 2007, respectively. Audit-related services were comprised of audits of the Company’s 401(k) Plan and certain affiliated partnerships and subsidiaries, and related out-of-pocket expenses.

Tax Services Fees. The aggregate fees of Ernst & Young LLP for tax services provided to the Company totaled $23,000 and $75,000 during the years ended December 31, 2008 and 2007, respectively. Tax services were primarily comprised of tax return preparation and review services for expatriates and the Company’s international subsidiaries and consultation on various tax issues.

Other Fees. The aggregate fees of Ernst & Young LLP for other services provided to the Company during the years ended December 31, 2008 and 2007 totaled $6,000 and $7,000, respectively. The other services were comprised of access to Ernst & Young LLP’s on-line research services.

The Charter of the Company’s Audit Committee requires that the Audit Committee review and pre-approve the plan and scope of Ernst & Young LLP’s audit, audit-related, tax and other services. During 2008, the Audit Committee pre-approved 100 percent of the services described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Services Fees” and “Other Fees.”

The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP as the auditors of the Company for 2009.

ITEM THREE

APPROVAL OF THE AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

General

At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”), to be effective as of January 1, 2009, if approved. The Company’s stockholders initially approved the 2006 Plan at the Company’s annual meeting of stockholders on May 3, 2006. The purpose of the amendment is to increase the number of shares of common stock that the Company may issue under the 2006 Plan by 4,500,000, from 4,600,000 to 9,100,000 shares. The 2006 Plan is a broad-based plan under which the Company grants awards to all of its employees, including officers, and non-employee directors and consultants.

The use of stock-based awards under the 2006 Plan continues to be a key element of the Company’s compensation program. Of the 4,600,000 shares currently authorized for issuance under the 2006 Plan, a total of 484,750 shares had been issued as of March 31, 2009, after the lapse of restrictions on grants of restricted stock or restricted stock units. As of March 31, 2009, a total of 2,397,567 shares remained subject to unvested outstanding stock options and restricted stock units, 1,030,274 shares had been issued as restricted stock still subject to forfeiture, and a total of 484,690 performance units were outstanding, which could result in the issuance of zero shares or as many as 1,211,725 shares depending on the achievement of performance targets and the Company’s ability to settle those units in cash. Accordingly, there are not sufficient shares available for issuance under the 2006 Plan to meet the Company’s needs for future grants.

The Company believes that the increase in the number of shares available for grant under the 2006 Plan would give it the flexibility to continue to make stock-based grants over the next three years in amounts determined appropriate by the Compensation Committee. The 2006 Plan, as amended, would allow the Company to continue to use a variety of equity compensation alternatives in structuring compensation arrangements for the Company’s personnel, and will allow them to acquire and maintain stock ownership in the Company. While the Company is aware of the potential dilutive effect of compensatory equity awards, it also recognizes the significant motivational and performance benefits that may be achieved from making such awards. The proposed amendment will not be implemented unless approved by stockholders. If the proposed amendment is not approved by the Company’s stockholders, the 2006 Plan will remain in effect in its present form.

As of March 31, 2009, the total number of shares of the Company’s outstanding common stock was 114,957,632. The Company’s current dilution (which is the number of shares available for grant under the 2006 Plan plus the total number of shares underlying outstanding stock options, restricted stock, restricted stock units and performance units (assuming the shares were to be issued at target) granted under the 2006 Plan, divided by the total number of shares of the Company’s common stock outstanding) is approximately 3.6 percent and, with the proposed amendment to the 2006 Plan, the potential dilution from issuances authorized under the 2006 Plan would increase to approximately 7.5 percent.

The following is a summary of the material features of the 2006 Plan, as amended, to reflect the proposed plan amendment. The summary does not purport to be a complete description of all provisions of the 2006 Plan and is qualified in its entirety by reference to the complete text of the 2006 Plan, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 9, 2006, and the First Amendment to the 2006 Plan, which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on November 25, 2008. The proposed plan amendment has been filed with the SEC as Appendix A to this Proxy Statement and is incorporated by reference in this proposal.

Description of the 2006 Plan

The purpose of the 2006 Plan is to provide a means to enhance the profitable growth of the Company and its subsidiaries by attracting and retaining employees, directors and consultants of the Company through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of the common stock. The 2006 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of the Company and their desire to remain in its employ. The 2006 Plan achieves this purpose by permitting grants of (i) incentive stock options (“Incentive Options”), (ii) options that do not constitute incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (iii) restricted stock awards (“Restricted Stock Awards”), (iv) restricted stock units (“Restricted Stock Units”), (v) stock appreciation rights (“SARs”), or (vi) any combination of such awards (collectively referred to as “Awards”). See “- Securities To Be Offered.”

The 2006 Plan, in part, is intended to qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2006 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the 2006 Long-Term Incentive Plan

The Board of Directors of the Company has appointed the Compensation Committee to administer the 2006 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the Board of Directors chooses to take action under the 2006 Plan. Unless otherwise limited by the 2006 Plan, Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), or any provisions of the Code, the Compensation Committee has broad discretion to administer the 2006 Plan, interpret its provisions, and adopt policies for implementing the 2006 Plan. This discretion includes the power to determine when and to whom Awards will be granted, determine the amount of such Awards (measured in cash, shares of common stock or as otherwise designated), prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), delegate duties under the 2006 Plan, terminate, modify or amend the 2006 Plan, and execute all other responsibilities permitted or required under the 2006 Plan.

Persons Who May Participate in the 2006 Long-Term Incentive Plan

Any individual who provides services to the Company or its subsidiaries, including non-employee directors of and consultants for the Company (an “Eligible Person”), and who is designated by the Compensation Committee to receive an Award under the 2006 Plan will be a “Participant.” An employee on leave of absence may be considered still employed by the Company or a subsidiary for purposes of determining eligibility for participation under the 2006 Plan. Any individual granted an Award which remains outstanding under the 2006 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the 2006 Plan. The Company currently has ten non-employee directors, 18 officers and approximately 1,830 other employees who are eligible to participate in the 2006 Plan.

Maximum Number of Shares Subject to Award

A Participant under the 2006 Plan will be eligible to receive an Award pursuant to the terms of the 2006 Plan and subject to any limitations imposed by appropriate action of the Compensation Committee. No Award may be granted if the number of shares of common stock to be delivered in connection with the Award exceeds the number of shares which remain available under the 2006 Plan minus the number of shares issuable in settlement of or relating to outstanding Awards under the 2006 Plan. Additionally, unless the stockholders of the Company approve the proposal in Item Four described below (which will increase the 250,000 share limit in clause (i) of this sentence to 400,000 shares), in each fiscal year or 12-month period, as applicable, during any part of which the 2006 Plan is in effect, a “Covered Employee” for purposes of Section 162(m) of the Code (discussed below) may not be granted (i) Awards (other than Awards designated to be paid only in cash) relating to more than 250,000 shares of common stock, subject to adjustment in a manner consistent with the other provisions of the 2006 Plan, and (ii) Awards designated to be paid only in cash having a value determined on the date of grant in excess of $4,000,000.

Securities to be Offered

Shares Subject to the 2006 Plan

Assuming stockholders approve this proposal, the maximum aggregate number of shares of common stock that may be granted for any and all Awards under the 2006 Plan shall not exceed 9,100,000 shares (subject to any adjustment due to recapitalization or reorganization permitted under the 2006 Plan), and the total number of shares of common stock received and available for delivery in connection with Incentive Options under the 2006 Plan will not exceed 9,100,000 shares.

As of March 31, 2009, a total of 484,750 shares had been issued under the 2006 Plan as a result of the lapse of restrictions on grants of restricted stock or restricted stock units, and a total of 3,912,531 shares had been issued as restricted stock, or reserved for issuance pursuant to performance share awards, restricted stock units or stock options, leaving a total of 202,719 shares being available for future issuance under the 2006 Plan without taking into account the proposed amendment (assuming that all performance share awards will result in the issuance of the target number of shares awarded; if the performance share awards were to result in the issuance of a greater number of shares, there could be a greater number of shares issuable than available for future issuance under the 2006 Plan, which would require that the performance shares be paid, at least in part, in cash). All outstanding stock options were granted on February 18, 2009, with an exercise price of $15.62 per share and a term of ten years.

If common stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common stock or is otherwise terminated without a delivery of shares to a Participant, the shares of common stock that were subject to that Award will again be available for issue, transfer or exercise pursuant to Awards under the 2006 Plan to the extent allowable by law. The common stock subject to Awards pursuant to the 2006 Plan may be authorized but unissued shares, shares held by the Company in treasury, or shares that have been reacquired by the Company, including shares that have been bought on the market for the purposes of the 2006 Plan. The fair market value of the common stock on a given date will be the closing price of a share of common stock so reported by the New York Stock Exchange (“NYSE”) on the most recent date on which shares of common stock were publicly-traded preceding the date with respect to which the fair market value determination is made. There are no fees, commissions or other charges applicable to a purchase of common stock under the 2006 Plan.

Awards

Stock Options. The Company may grant Options to Eligible Persons, including (i) Incentive Options (only to employees of the Company or its subsidiaries), which comply with Section 422 of the Code and

(ii) Nonstatutory Options. The exercise price of each Option granted under the 2006 Plan will be stated in the Option agreement and may vary between individuals and between grants; provided, however, that the exercise price for an Incentive Option must not be less than the greater of (a) the par value per share of common stock or (b) 100% of the fair market value per share of the common stock as of the date of grant of the Option. With respect to a grant of an Incentive Options which complies with Section 422 of the Code, a Participant must be an employee of the Company or one of its corporate subsidiaries and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option. Options may be exercised as the Compensation Committee determines, but not later than ten years from the date of grant. Incentive Options will not be granted more than ten years after the approval of the 2006 Plan by the Company’s stockholders. Any Incentive Option that fails to comply with Section 422 of the Code for any reason will result in the reclassification of the Option as a Nonstatutory Option, which will be exercisable as such. The Compensation Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Compensation Committee, payment in common stock, other Awards, or other property) and the methods and forms in which common stock (including common stock issuable pursuant to the Option) will be delivered to a Participant.

SARs. An SAR is the right to receive an amount equal to the excess of the fair market value of one share of the common stock on the date of exercise over the grant price of the SAR, as determined by the Compensation Committee. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, an SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Compensation Committee determines. The term of an SAR will be for a period determined by the Compensation Committee but will not exceed ten years. SARs may be paid in cash, stock or a combination of cash and stock, as the Compensation Committee provides in the Award agreement governing the SAR.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Compensation Committee. Except as otherwise provided under the terms of the 2006 Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award (and subject to any mandatory reinvestment or other requirements imposed by the Compensation Committee). As a condition of a Restricted Stock Award grant, the Compensation Committee may require or permit a Participant to elect that any cash dividends paid on a share of common stock subject to a Restricted Stock Award be automatically reinvested in additional Restricted Stock Awards or applied to the purchase of additional Awards under the 2006 Plan. Unless otherwise determined by the Compensation Committee, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

Restricted Stock Units. Restricted Stock Units are rights to receive common stock, cash, or a combination of both at the end of a specified period. The Compensation Committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement, and those restrictions may lapse at such times determined by the Compensation Committee. Restricted Stock Units may be satisfied by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the Restricted Stock Units, or any combination thereof determined by the Compensation Committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by Restricted Stock Units will be either (i) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted common stock having a fair market value equal to the amount of such dividends, or (ii) automatically deemed reinvested in additional Restricted Stock Units, other Awards, or other investment vehicles permitted by the Compensation Committee and elected by the Participant, unless otherwise determined by the Compensation Committee on the date of grant.

Bonus Stock and Awards in Lieu of Company Obligations. The Compensation Committee is authorized to grant common stock as a bonus, or to grant common stock or other Awards in lieu of obligations to pay cash or deliver other property under the 2006 Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act. The Compensation Committee will determine any terms and conditions applicable to grants of common stock or other Awards, including performance criteria associated with an Award. Any grant of common stock to an officer of the Company or a subsidiary in lieu of salary or other cash compensation will be reasonable, as determined by the Compensation Committee.

Dividend Equivalents. Dividend equivalents may be granted, entitling a Participant to receive cash, common stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments at the discretion of the Compensation Committee. Dividend equivalents may be awarded on a freestanding basis or in connection with another Award. The Compensation Committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional common stock, Awards, or other investment vehicles. The Compensation Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Other Stock-Based Awards. Participants may be granted, subject to applicable legal limitations and the terms of the 2006 Plan and its purposes, other Awards related to common stock (in terms of being valued, denominated, paid or otherwise defined by reference to common stock). Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Compensation Committee, and Awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee will determine the terms and conditions of all such Awards, including without limitation, method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award. Cash awards may granted as an element of or a supplement to any Awards permitted under the 2006 Plan.

Performance Awards. The Compensation Committee may designate that certain Awards granted under the 2006 Plan constitute “performance” Awards (“Performance Awards”) or may grant separate cash bonus annual incentive awards as Performance Awards. A Performance Award is any Award, the grant, exercise or settlement of which is subject to one or more performance standards. Additionally, a Performance Award is an Award granted to a person designated by the Compensation Committee, at the time of grant of the Performance Award, as likely to be a Covered Employee within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation ss. 1.162-27 and successor regulations thereto) for the fiscal year. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria) shall be used by the Compensation Committee in establishing performance goals: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets; (vi) return on assets and/or return on investment; (vii) return on capital; (viii) return on equity; (ix) economic value added; (x) operating margin; (xi) contribution margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; (xv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, or operating income; (xvi) total stockholder return; (xvii) debt reduction;

(xviii) production growth; (xix) general and administrative expenses; (xx) reserve replacement; (xxi) finding and development costs; (xxii) net asset value; (xxiii) operating costs; and (xxiv) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a selected group of companies.

Other Provisions

Tax Withholding. At the discretion of the Compensation Committee and subject to conditions that the Compensation Committee may impose, a Participant’s minimum statutory tax withholding with respect to an Award may be satisfied by such means as a cash payment, withholding from any payment related to an Award or by the withholding of shares of common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger or Recapitalization. If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Compensation Committee as to the number and price of shares subject to an Award under the 2006 Plan.

Change in Control. Upon a Change in Control (as such term is defined in the 2006 Plan), with respect only to Awards held by Participants who are employees or directors of the Company, (i) all outstanding SARs and Options shall immediately become fully vested and exercisable in full; (ii) the restriction period of any Restricted Stock Award or Restricted Stock Unit shall immediately be accelerated and the restrictions shall expire; and (iii) the performance goals established under any Performance Award will be deemed to have been met for all performance periods and the holder will be paid a pro rata portion of all associated targeted performance goals. No award shall become exercisable or payable, however, if such exercise or payment would occur in violation of Section 409A of the Code or the regulations accompanying such section of the Code, and such awards will instead be settled at a time compliant with a change in control event as specified in Section 409A of the Code.

Amendment. Without stockholder or Participant approval, the Board of Directors may amend, alter, suspend, discontinue or terminate the 2006 Plan or the Compensation Committee’s authority to grant Awards under the 2006 Plan, except that any amendment or alteration to the 2006 Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of the NYSE. The Board of Directors may otherwise, in its discretion, determine to submit other such changes to the 2006 Plan to stockholders for approval. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the 2006 Plan; provided, that without the consent of an affected Participant, no such Compensation Committee action may materially and adversely affect the rights of such Participant under such Award.

Transferability of Awards. In accordance with any rules it may prescribe, the Compensation Committee may permit a person to transfer, in the form of a gift, Nonstatutory Options or SARs, or may authorize all or a portion of such Awards to be granted to an Eligible Person on terms which permit transfer by such Participant (i) to a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), and any person sharing the household of a holder of such Award (“Immediate Family Members”); (ii) to a trust in which Immediate Family Members have more than 50 percent of the beneficial interest; (iii) a foundation in which Immediate Family Members control the management of assets; or (iv) any other entity in which Immediate Family Members own more than 50 percent of the voting interests. An Option, SAR, Restricted Stock Unit or Restricted Stock Award may be transferred pursuant to a domestic relations order. Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution. Notwithstanding any provision to the contrary, Incentive Options will not be transferable other than by will or the laws of descent and distribution.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the 2006 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of Participants in the 2006 Plan may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Incentive Options; Nonstatutory Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding by the Company) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “-Tax Code Limitations on Deductibility” below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company (or a subsidiary) will then, subject to the discussion below under “- Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The 2006 Plan allows the Compensation Committee to permit the transfer of Awards in limited circumstances. See “- Other Provisions - Transferability of Awards.” For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if the Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $13,000 per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition. The Internal Revenue Service has not specifically addressed the tax consequences of a transfer of SARs.

Restricted Stock Awards; Restricted Stock Units; Cash Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of a stock Award in the form of Restricted Stock Units denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he receives common stock in satisfaction of the Restricted Stock Units in an amount equal to the fair market value of the common stock received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a Restricted Stock Award or Bonus Stock Award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make an valid election under Section 83(b) of the Code or (ii) when the common stock is received, in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a Participant prior to the time that the common stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the 2006 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, the ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the 2006 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee. Performance-based Awards intended to comply with Section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a Participant, in a given period which exceeds a specified limitation. Under the terms of the 2006 Plan, unless the stockholders of the Company approve the proposal in Item Four described below (which will increase the 250,000 share limit in clause (i) of this sentence to 400,000 shares), a Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than (i) 250,000 shares of common stock or, (ii) with respect to Awards not related to shares of common stock, $4,000,000, in any given fiscal year. Although the 2006 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, the Company may determine that it is in its best interests not to satisfy the requirements for the exception. See “Awards - Performance Awards.”

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2006 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Grants to Certain Persons

The awards, if any, that will be made to eligible participants under the 2006 Plan are subject to the discretion of the Compensation Committee, and thus the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees and directors under the 2006 Plan, as proposed to be amended. Therefore, the New Benefits Table is not provided.

The Company did make its annual equity awards under the 2006 Plan for 2009 in February 2009 to its executive officers and in March 2009 to its employees. In addition, pursuant to the terms of the Company’s current non-employee director compensation policy, the Company’s directors will each receive, on the day of the Annual Meeting, the annual grant of restricted stock units described above, which will vest 100% on the day immediately preceding the Company’s 2010 Annual Meeting of Stockholders. The annual grant is valued at $120,000 (on the date of grant) and is converted into restricted stock units based on the closing price of the Company’s common stock on the day prior to the grant date. On March 31, 2009, the closing price of the Company’s common stock was $16.47 per share.

The following table sets forth information with respect to all Option grants made under the 2006 Plan as of March 31, 2009, to the NEOs, all of the Company’s current executive officers as a group, all employees including all current officers but excluding current executive officers as a group, and all current non-executive directors as a group.

2006 Plan Options

Stock Options (a)
Named Executive Officers
Scott D. Sheffield, Chairman of the Board of Directors and Chief Executive Officer	115,337
Richard P. Dealy, Executive Vice President and Chief Financial Officer	40,368
Mark S. Berg, Executive Vice President and General Counsel	24,509
Timothy L. Dove, President and Chief Operating Officer	67,500
Jay P. Still, Executive Vice President, Domestic Operations	22,346
All current executive officers as a group (ten persons)	361,021
All current employees, excluding current executive officers, as a group (1,843 persons)	—
All current non-executive directors as a group (ten persons) (b)	—

___________

(a)

Represents stock options granted on February 18, 2009, with an exercise price of $15.62 per share (the closing price of the Company’s common stock on the day preceding the date of grant). These stock options vest on the third anniversary of the date of grant, provided the recipient remains employed with the Company.

(b)

No Option awards have been granted under the 2006 Plan to any (i) nominee for election as a non-employee director, or (ii) any associate of a non-employee director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of awards granted under the 2006 Plan, although as described previously, in May 2009, annual equity awards of restricted stock units with a value of $120,000 will be granted to all of our eligible non-employee directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2008:

	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (b)
Equity compensation plans approved by security holders (c):
Pioneer Natural Resources Company:
2006 Long-Term Incentive Plan(d)	—	$—	2,233,586
Long-Term Incentive Plan	606,763	$22.21	—
Employee Stock Purchase Plan	—	$—	376,476
Predecessor plans	53,756	$11.76	—
	660,519		2,610,062

__________

(a)

There are no outstanding warrants or equity rights awarded under the Company’s equity compensation plans. The securities do not include restricted stock awarded under the Company’s previous Long-Term Incentive Plan and the 2006 Long-Term Incentive Plan.

(b)

In May 2006, the stockholders of the Company approved the 2006 Long-Term Incentive Plan, which provides for the issuance of up to 4.6 million shares. Awards under the 2006 Long-Term Incentive Plan can be in the form of stock options, stock appreciation rights, performance units, restricted stock and restricted stock units. No additional awards may be made under the prior Long-Term Incentive Plan. The number of remaining securities available for future issuance under the Company’s Employee Stock Purchase Plan is based on the original authorized issuance of 750,000 shares less 373,524 cumulative shares issued through December 31, 2008. See Note H of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a description of each of the Company’s equity compensation plans.

(c)	All equity compensation plans sponsored or maintained by the Company have been approved by security holders.
(d)	Remaining securities reflect the deduction of the maximum number of shares that could be issued pursuant to grants of performance units outstanding at December 31, 2008.

Required Vote

Approval of the proposed amendment to the 2006 Plan requires the affirmative “FOR” vote of a majority of the votes present and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of an amendment to increase the number of shares issuable under the 2006 Plan by 4,500,000 shares. Approval of this proposal is not conditioned on the proposal in Item Four to approve the eligible employees, business criteria and maximum annual per person compensation limits under the 2006 Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, including the amendment to the 2006 Plan to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period. Southeastern has agreed to, and to cause each of its affiliates to, cause all shares of Common Stock reported as beneficially owned by Southeastern and its affiliates to be voted at Annual Meeting for the approval of the amendment.

Recommendation

The Board of Directors believes strongly that the approval of the amendment to the 2006 Plan is essential to the Company’s continued success. The Company’s employees are one of the Company’s most valuable assets. Equity-based awards such as those provided under the 2006 Plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to the Company’s ability to motivate employees to achieve its goals. For the reasons stated above the stockholders are being asked to approve the amendment to the 2006 Plan.

The Board of Directors unanimously recommends stockholders vote FOR the approval of the amendment to increase the number of shares issuable under the 2006 Plan by 4,500,000 shares.

ITEM FOUR

APPROVAL OF MATERIAL PLAN TERMS FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE, INCLUDING AN AMENDMENT TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE GRANTED TO AN INDIVIDUAL IN ANY 12-MONTH PERIOD

Background

As noted above, the 2006 Plan was originally established in 2006, and is intended in part to qualify for exemption from the deduction limitations of Section 162(m) by providing “performance-based compensation” to “covered employees” within the meaning of Section 162(m). In order to qualify for this exemption, the regulations under Section 162(m) require that the material terms of the 2006 Plan be periodically disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms of the 2006 Plan are the eligible employees, business criteria and maximum amount of compensation that may be paid in any 12-month period.

The Board recommends that stockholders approve the proposal to approve the eligible employees, business criteria and maximum annual per person compensation limits under the Company’s 2006 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code, including an amendment to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period from 250,000 shares to 400,000 shares. The proposed plan amendment has been filed with the SEC as Appendix B to this Proxy Statement and is incorporated by reference in this proposal.

Reasons for the Proposal

Consistent with compensation practices in the oil and gas industry in which the Company competes for employees, a major component of the Company’s senior executive officers’ compensation is performance-based.

The Company is requesting that stockholders approve the material terms of the 2006 Plan so that Awards under the 2006 Plan (“162(m) Awards”) that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) will be fully deductible by the Company. Under Section 162(m), the federal income tax deductibility of compensation paid to the CEO and the Company’s three other most highly compensated officers (other than the Company’s principal financial officer) determined pursuant to the executive compensation disclosure rules under the Exchange Act (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, the Company may deduct compensation paid to its Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). In addition to certain other requirements, in order for 162(m) Awards to constitute “performance-based compensation,” the material terms of the 2006 Plan must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the 2006 Plan.

For purposes of the Section 162(m) regulations, the material terms of the 2006 Plan are as follows:

•

the employees eligible to receive compensation under the 2006 Plan, as described above under “Item Three - Description of the 2006 Plan - Persons Who May Participate in the 2006 Long-Term Incentive Plan;”

•	the business criteria on which the performance goals are based, as described above under “Item Three - Description of the 2006 Plan - Securities to be Offered - Awards - Performance Awards;” and

•

the maximum amount of compensation that may be paid to a participant under the 2006 Plan in any fiscal year, which as proposed to be amended, would provide that, in each fiscal year or 12-month period, as applicable, during any part of which the 2006 Plan is in effect, a “Covered Employee” for purposes of Section 162(m) of the Code may not be granted (i) Awards (other than Awards designated to be paid only in cash) relating to more than 400,000 shares of common stock, subject to adjustment in a manner consistent with the other provisions of the 2006 Plan, and (ii) Awards designated to be paid only in cash having a value determined on the date of grant in excess of $4,000,000, which dollar amount is not proposed to be amended.

With regard to the amendment to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period, as described above under the Compensation Discussion and Analysis section, the Compensation Committee generally grants long-term incentive awards based on a target dollar amount. For this reason, the Company is not seeking approval of an increase in the maximum per-year dollar value of awards designated to be paid only in cash as the Company believes the current $4,000,000 cash limitation is sufficient to satisfy the Company’s compensatory objectives. However, due to the change in the Company’s stock price since the original approval of the 2006 Plan, the Company believes it is necessary to seek approval of an increase in the number of shares that may be awarded in a 12-month period in order for the Company’s compensation packages to remain competitive with other companies in its industry.

The Company intends that 162(m) Awards qualify for exemption from the deduction limitations of Section 162(m). Accordingly, the Company is asking the stockholders to approve not only the current 2006 Plan provisions regarding eligible employees, business criteria and maximum annual per person cash award limits under the 2006 Plan, but also an amendment increasing in the maximum amount of stock compensation that may be paid to an individual under the 2006 Plan in any fiscal year, so that 162(m) Awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) will be fully deductible by the Company.

Required Vote

Approval of the proposal to approve the eligible employees, business criteria and maximum annual per person compensation limits under the 2006 Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, including an amendment to the 2006 Plan to increase the maximum number of shares of Common Stock that may be granted to an individual in any 12-month period, requires the affirmative “FOR” vote of a majority of the votes present and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the material terms of the 2006 Plan for Section 162(m) purposes and the amendment to increase the number of shares issuable under the 2006 Plan by 400,000 shares. Approval of this proposal is not conditioned on the proposal in Item Three to amend the 2006 Plan to increase the number of shares reserved for issuance under the 2006 Plan.

Recommendation

In considering whether to vote for the approval of this proposal, stockholders should be aware that the Company’s executive officers have received grants under the 2006 Plan and may continue to receive grants during the term of the 2006 Plan. Failure of the stockholders to approve this proposal will not affect the rights of existing award holders or the Awards previously granted under the 2006 Plan. However, if the stockholders do not approve the Amendment, (1) incentive bonuses made to Covered Employees in future years may not be deductible to the extent they exceed $1,000,000 and (2) the maximum per person limitation on Awards settleable in common stock in any fiscal year will not be increased, meaning the Company may be limited in its ability to grant Awards that are both deductible and satisfy the Company’s compensatory objectives.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the proposal to approve the eligible employees, business criteria and maximum annual per person compensation limits under the Company’s 2006 Plan, including an amendment to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period from 250,000 shares to 400,000 shares.

COMPENSATION

Compensation of Directors

2008 DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to non-employee directors during 2008:

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2), (3), (4) and (5) ($) (c)	All Other Compensation ($) (g)	Total ($) (h)

James R. Baroffio	$67,511	$106,667	$—	$174,178
Edison C. Buchanan	$20	$169,167	$—	$169,187
R. Hartwell Gardner	$37,511	$131,667	$—	$169,178
Linda K. Lawson	$67,511	$106,667	$—	$174,178
Andrew D. Lundquist	$60,011	$106,667	$—	$166,678
Charles E. Ramsey, Jr.	$75,011	$106,667	$—	$181,678
Frank A. Risch	$67,511	$130,952	$—	$198,463
Mark S. Sexton	$60,011	$106,667	$—	$166,678
Robert A. Solberg	$29	$174,166	$—	$174,195
Jim A. Watson	$67,511	$106,667	$—	$174,178

___________

(1)

Amounts represent fees earned or paid in cash for services as a director during 2008, including the cash portion of the annual base retainer fee and committee chairmanship or membership fees incurred in connection with service on the Board or any committee of the Board. Messrs. Buchanan and Solberg elected to receive 100% of their fees in restricted stock units, the values of which are included in column (c). The amounts reported in this column for Messrs. Buchanan and Solberg represent the cash they received in lieu of fractional restricted stock units.

(2)

Stock awards represent the dollar amount of compensation expense attributable to restricted stock unit awards recognized by the Company for financial statement reporting purposes for the year ended December 31, 2008, determined in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). The Company valued its restricted stock unit awards based on the market-quoted closing price of the Company’s common stock on the last business day prior to the grant date of the awards. Additional detail regarding the Company’s share-based awards is included in Note H of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)

The grant-date fair values of stock awards granted to directors during 2008 computed in accordance with SFAS 123(R) were as follows: (i) for Messrs. Baroffio, Gardner, Lundquist, Ramsey, Risch, Sexton and Watson and Mrs. Lawson, $119,989; (ii) for Mr. Buchanan, $182,480; and (iii) for Mr. Solberg, $187,471.

(4)

Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2008, totaled (i) 1,755 shares for Messrs. Baroffio, Gardner, Lundquist, Ramsey, Risch, Sexton and Watson and Mrs. Lawson; (ii) 2,669 shares for Mr. Buchanan; and (iii) 2,249 shares for Mr. Solberg. In accordance with director elections, shares for which vesting services had been performed but for which share issuance has been deferred totaled (i) 9,245 shares for Mr. Buchanan; (ii) 10,126 shares for Mr. Gardner; (iii) 6,429 shares for Mr. Lundquist; and (iv) 1,650 for Mr. Ramsey as of December 31, 2008.

(5)	The Company did not issue to the directors any options to purchase the Company’s common stock during 2008, and the directors did not hold unexercised stock options as of December 31, 2008.

The Board of Directors believes providing competitive compensation is necessary to attract and retain qualified non-employee directors. The Board of Directors believes that the compensation package should require a significant portion of total compensation to be equity-based to align the interests of the directors and the Company’s stockholders, but should also allow each director the flexibility to choose to receive a portion of the director’s compensation in cash.

The elements of compensation for the Company’s non-employee directors for the 2008-2009 director year, which runs from the annual meeting of 2008 to the annual meeting of 2009, are as follows:

•	Each non-employee director receives an annual base retainer fee of $50,000 and an annual fee of $10,000 for service on one or more committees.
•	Each non-employee director receives an annual equity award of $120,000 in restricted stock units, which vests one year following the date of the award.
•	Audit Committee members receive an additional $7,500 annual fee.
•	The geosciences specialist on the Board of Directors receives an additional $7,500 annual fee.
•	The lead director receives an additional $15,000 annual fee.
•	The chairman of the Audit Committee receives an additional $7,500 annual fee.
•	The chairman of the Compensation Committee receives an additional $2,500 annual fee.

Additionally, each non-employee director is provided information technology support by the Company and is also reimbursed for travel expenses to attend meetings of the Board of Directors or its committees, travel and entertainment expenses for each director’s spouse who is invited to accompany directors to meetings of the Board of Directors, director education, seminars and trade publications. No additional fees are paid for attendance at Board of Directors or committee meetings. The Company’s CEO does not receive additional compensation for serving on the Board of Directors.

Under this compensation program, the Company may pay non-employee directors their fees in cash, equity awards or a combination of both. The Board of Directors determines the form (or combination of forms) of compensation each year, based on the economic and other circumstances at the time of award and based on its view of which awards will best align the interests of the stockholders and the Board of Directors. For the 2008-2009 director year, the non-employee directors could choose to be compensated for their annual directors’ fees in (i) 100 percent cash, (ii) 100 percent restricted stock units (“RSU”) or (iii) a 50/50 combination thereof. The restricted stock units received in payment of annual directors’ fees vest quarterly on a pro rata basis during the director year. For the 2008-2009 director year equity awards, the price used to calculate the number of restricted stock units granted with respect to both the annual equity award and any fees that a director chose to receive in restricted stock units was based on the closing stock price on the day prior to the Company’s 2008 annual meeting of stockholders.

Non-employee directors may elect to defer settlement of their restricted stock units (both the awards they receive as their annual equity awards and, if applicable, the units they elect to receive in lieu of cash fees) until the earlier to occur of their death, a change in control or as soon as administratively feasible following a date certain or the one-year anniversary of their retirement, resignation, or removal from the Board of Directors.

Each non-employee director, upon commencement of initial service as a director, receives $150,000 in restricted stock units. Directors who served on the board of directors of a company that was acquired or merged into the Company and joined the Company’s Board of Directors as a result of the acquisition or merger are not eligible for this award. The shares granted are subject to vesting and transfer restrictions that lapse with respect to one-third of the shares each year following the grant over a three-year period. Retirement before the third anniversary of the grant results in pro rata vesting based on the number of quarterly meetings remaining in the three-year vesting period.

The vesting of ownership and the lapse of transfer restrictions on restricted stock units to non-employee directors is accelerated in the event of the death or disability of the director or a change in control of the Company.

In consideration of their service to the Board of Directors and their agreement to resign from unexpired terms or to not stand for re-election in order for the Company to facilitate the transition to the new Board of Directors in accordance with the agreement with Southeastern, Dr. Baroffio, Mrs. Lawson, Mr. Sexton and Mr. Solberg will each receive a separation payment in cash equal to the value of one year’s annual fees and equity awards. Accordingly, Dr. Baroffio, Mrs. Lawson and Mr. Solberg will each receive $187,500; and Mr. Sexton will receive $180,000.

To support the Company’s commitment to significant stock ownership, the Company has established an ownership guideline that non-employee directors own stock with a value equal to at least five times each director’s annual base retainer fee. The non-employee directors have three years after joining the Board of Directors to meet this guideline. All non-employee directors are in compliance with this ownership guideline.

Compensation of Executive Officers

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this Compensation Discussion and Analysis is to communicate the Company’s compensation program for its CEO and its other executive officers and explain how the program is implemented by the Compensation Committee and the Company. Following this discussion are tables that include compensation information for the Company’s CEO, Chief Financial Officer and three other most highly compensated executive officers for 2008 (the “NEOs”). The NEOs for 2008 are as follows:

•	Scott D. Sheffield, Chairman of the Board of Directors and Chief Executive Officer;
•	Richard P. Dealy, Executive Vice President and Chief Financial Officer;
•	Mark S. Berg, Executive Vice President, General Counsel;
•	Timothy L. Dove, President and Chief Operating Officer; and
•	Jay P. Still, Executive Vice President, Domestic Operations

Compensation Principles

The Company’s executive compensation program is designed to provide a total compensation package that allows the Company to attract, retain and motivate executives to capably manage the Company’s business. This program is guided by several key principles:

•	To provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program that encourages an entrepreneurial culture;
•	To create compensation programs that align the interests of the Company’s executives with those of the Company’s stockholders;
•	To provide attainable compensation that fluctuates with the Company’s performance;
•	To provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom the Company competes for talent;
•	To provide financial incentives to the Company’s executives to achieve or exceed key financial and operational objectives;
•	To be fair to the executives, the Company and its stockholders; and
•	To recognize an executive’s commitment and dedication in the performance of the job and support of the Company’s culture.

Establishing the Executive Compensation Program

Guided by the compensation principles listed above, the Compensation Committee also considers the following factors when making compensation decisions for the NEOs:

•	Competitive pay practices at companies in the Company’s peer group;
•	Industry conditions;
•	Corporate performance as compared to internal goals and to the peer group;
•	Internal pay equity among the Company’s executives;
•	The overall effectiveness of the Company’s compensation program in achieving desired results; and
•	Historical compensation levels for our NEOs.

The Compensation Committee views the executives below the level of the CEO and Chief Operating Officer as having diverse duties, but similar authority and responsibility, and all of these executives are a part of the executive team and are held accountable as a team. This team approach is also factored into determining pay decisions for this group of executives. The primary drivers of executive pay are the Company’s performance against internal metrics, the Company’s stock price performance and to a lesser extent, individual goals. During 2008, the Compensation Committee commenced a formalized ranking of each officer position comparing risk and reward value to the Company, scope of duties and responsibilities and other position-related requirements, which the Compensation Committee will use for 2009 compensation decisions.

The Compensation Committee does not assign any particular weighting to the factors described above when making compensation decisions for the NEOs, and the weight given to any particular driver will vary from year to year and between NEOs, as appropriate, for the position in question at the time compensation decisions must be made.

Role of the Compensation and Management Development Committee. As a part of its oversight of the Company’s executive compensation program, the Compensation Committee:

•	Administers the Company’s executive compensation program;
•	Establishes the Company’s overall compensation philosophy and strategy; and
•	Ensures the NEOs are rewarded appropriately in light of the guiding principles as described in the sections above.

In discharging its duties, the Compensation Committee:

•	Approves specific annual corporate goals and objectives relative to the CEO’s compensation;
•	Reviews the CEO’s performance in meeting these corporate goals and objectives; and
•	Determines the individual elements of the CEO’s total compensation and benefits.

Prior to finalizing compensation for the CEO, the Compensation Committee reviews its intentions with the other independent directors of the Company and receives their input.

The CEO also makes recommendations to the Compensation Committee regarding the compensation of the other NEOs, and provides information to the Compensation Committee regarding their performance. After considering the recommendations of the directors and the CEO, however, the Compensation Committee makes all final decisions regarding the NEOs’ compensation.

The Compensation Committee utilizes tally sheets to review each NEO’s total compensation and potential payouts in the event of a change in control and for various terminating events to determine if the compensation plan design is meeting the Compensation Committee’s objectives of fair compensation and effective retention.

A further description of the duties and responsibilities of the Compensation Committee can be found in “Meetings and Committees of Directors - Compensation and Management Development Committee.”

Role of Executive Officers. The Company’s Administration and Human Resources Departments assist the Compensation Committee and the Compensation Committee’s compensation consultant in gathering the information needed for their respective reviews of the Company’s executive compensation program. This assistance includes assembling requested compensation data for the NEOs. As referenced in the section above, the CEO develops pay recommendations for the other NEOs for review and discussion with the Compensation Committee. The Compensation Committee, in executive session and without executive officers present, approves the CEO’s pay levels. The CEO does not make recommendations to the Compensation Committee on his own pay levels.

Role of the Compensation Consultant. The Compensation Committee has retained Hewitt as an outside advisor to provide information and objective advice regarding executive compensation. The Compensation Committee did not direct Hewitt to perform its services in any particular manner or under any particular method. All of the decisions with respect to the Company’s executive compensation, however, are made by the Compensation Committee alone. The Compensation Committee has the final authority to hire and terminate the compensation consultant, and the Compensation Committee evaluates the compensation consultant annually.

Hewitt may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the Company’s executive officers also receive.

Benchmarking. In conjunction with its independent consultant, the Compensation Committee annually benchmarks the competitiveness of its compensation programs to determine how well actual compensation levels compare to the Company’s overall philosophy and external market. Each year a peer group is established consisting of independent oil and gas exploration companies having similar operational and capital investment profiles as the Company. The Compensation Committee believes these metrics are appropriate for determining peers because these companies identified a reasonable point of reference for comparing the compensation of the Company’s executives to others holding similar positions and having similar responsibilities. The Compensation Committee’s objective is to construct a peer group with roughly equal numbers of companies that are larger than and smaller than the Company.

For 2008, the Compensation Committee approved a peer group of the eleven companies listed below:

•	Apache Corporation
•	Chesapeake Energy Corporation
•	Cimarex Energy Co.
•	EOG Resources, Inc.
•	Newfield Exploration Company
•	Noble Energy, Inc.
•	Plains Exploration and Production Company
•	Forest Oil Corporation
•	Quicksilver Resources Inc.
•	Range Resources Corporation
•	XTO Energy Inc.

For compensation purposes, the Compensation Committee excluded XTO Energy Inc. because its executive compensation levels upwardly skewed the survey data.

In order to increase the number of market reference points for positions which lacked sufficient matches within the peer group, the Company also reviewed compensation levels for the four additional companies listed below:

•	Cabot Oil & Gas Co.
•	Devon Energy Corporation
•	Marathon Oil Corporation
•	Southwestern Energy Company

The Company’s benchmarking consists of all components of direct compensation, including base salary, annual incentive bonus and long-term incentives. Information gathered from the proxy statements of the peer group and Hewitt’s proprietary databases for the named companies in the peer group are reviewed as a part of the benchmarking effort. The Compensation Committee reviews the peer group each year and makes changes as needed. The peer group used for 2008 was the same group used in 2007, except that Forest Oil Corporation was added to replace Pogo Producing Company which was acquired.

For the 2009 compensation decisions, the Compensation Committee intends to use an expanded peer group of 14 companies, and to group those companies into three tiers as follows:

Company Name	Tier
	1	2	3

Anadarko Petroleum Company			*
Devon Energy Corporation			*
Chesapeake Energy Corporation		*	*
Apache Corporation		*	*
EOG Resources, Inc.	*	*	*
Noble Energy, Inc.	*	*	*
Plains Exploration and Production Company	*	*	*
Newfield Exploration Company	*	*	*
Forest Oil Corporation	*	*	*
Cimarex Energy Co.		*	*
Range Resources Corporation		*	*
Quicksilver Resources Inc.		*	*
Whiting Petroleum Corporation			*
Ultra Petroleum			*

The companies grouped under tier one represent companies the Compensation Committee believes are most closely related to the Company in size and operations. The tier two group represents tier one companies plus five additional companies next closest in size and operations to the Company. The tier three group includes all 14 peer companies to reflect a broader perspective of the market. The Compensation Committee believes this tiered approach to analyzing the benchmarking data provides additional insight to determine the most comparable levels of compensation for each NEO.

Elements of the Company’s Compensation Program

Components of Compensation. There are four main components of the Company’s executive compensation program:

•	Base salary;
•	Annual cash incentives;
•	Long-term equity incentives, including a combination of restricted stock grants and performance based restricted stock unit grants; and
•	Other compensation, including perquisites and retirement benefits.

The Compensation Committee’s primary focus is on total compensation; however, the proportion of compensation allocated, or targeted, to each of these components is generally consistent with competitive practices among the peer group. The Compensation Committee believes that the appropriate balance of these components will align the interests of executives with those of the Company’s stockholders and facilitate the creation of value for stockholders. The compensation program is designed to deliver total attainable compensation to executives at the median of the market for target performance, above the median in times of superior performance and below the median in times of poor performance. In addition, the Company believes that as an executive’s leadership role expands and the associated scope, duties and responsibilities of the executive’s position increase, a greater portion of the compensation should be performance-driven and have a longer-term emphasis. For 2008, the split of total direct compensation between base salary, annual incentive bonus and long-term incentive awards for the CEO and the other NEOs as a group was as follows:

The following sections describe in greater detail each of the components of the Company’s executive compensation program, why they were selected, and how the amounts of each element were determined for 2008.

Base Salary

Base salary is designed to compensate the NEOs for their roles and responsibilities and to provide a stable and fixed level of compensation. In determining the levels of base salaries, the Company considers each executive’s role and responsibilities, experience, tenure, salary levels for similar positions in the Company’s peer group, internal pay equity and historical pay levels. The Compensation Committee’s compensation philosophy is to target base salaries for NEOs who are fully functional in their position near the market median as determined by the review of the benchmarking data provided by Hewitt. The actual base salary may be above or below median based on the Compensation Committee’s evaluation of the criteria described above.

At the levels approved for 2008 as shown below, each NEO’s base salary is near the 50th percentile for the NEO’s position, with the exception of Mr. Dove, whose base salary was above the 50th percentile; however, his total compensation is near the median level. Mr. Dove’s base salary has remained essentially flat since it was last set in 2006 based on 2005 data, at which time his base salary was at the 50th percentile for his position. Since that time, the Company’s peer group has changed, resulting in a lower median base salary for persons in his position at the new peer group companies, but the Compensation Committee has maintained Mr. Dove’s salary at essentially the same level.

For 2009, the Compensation Committee has determined not to increase base salaries for the NEOs, except for Mr. Still, based on their conclusion that the NEOs’ base salaries are near the 50th percentile for their position, and in consideration of the financial uncertainties facing the exploration and production industry in 2009. The Compensation Committee approved of an increased base salary for Mr. Still in 2009 to move his base salary closer to the 50th percentile.

NEO	2008 Base Salary	2009 Base Salary	% Increase From 2008

Scott D Sheffield	$956,000	$956,000	0%
Richard P. Dealy	$406,000	$406,000	0%
Mark S. Berg	$376,000	$376,000	0%
Timothy L. Dove	$531,000	$531,000	0%
Jay P. Still	$336,000	$365,000	8.6%

Annual Cash Bonus Incentives

Overview

The annual incentive bonus program is designed to recognize and reward the NEOs with cash payments based on the Compensation Committee’s subjective evaluation of the Company’s success in its performance against internal financial and operational goals. The Compensation Committee also takes into account industry conditions and other factors impacting the Company’s performance, and management’s contributions to achievement of those goals rather than the achievement of goals measured relative to peer company performance. The Compensation Committee believes that the long-term equity incentive portion of the compensation program, which represents the majority of the NEO’s potential compensation, more effectively reflects the comparison of the Company’s performance relative to its peer group.

The Compensation Committee in conjunction with senior management establishes target and stretch goals for the Company at the beginning of the year. In setting its goals for the annual incentive awards, the Compensation Committee considers its target level goals compared to peer companies, but believes it is critical to set targets that are in line with the Company’s capabilities and business plan. Management of the Company establishes department goals to support achievement of Company goals, and also goals for individuals within the departments to support achievement of department goals. These goals also support the Company’s budgeting and planning process. The CEO works with the NEOs to develop individual goals to support the Company’s goals, and reviews them with the Compensation Committee as part of its management development and succession planning function.

In determining the actual annual incentive bonus payouts, the Compensation Committee examines the Company’s performance in relation to its goals, and makes subjective evaluations of the Company’s performance in light of the industry conditions and opportunities that impacted performance during the year. The Compensation Committee then subjectively reviews how effectively the NEOs performed to contribute to the Company’s accomplishments. Because the Compensation Committee believes that performance by the NEOs and other executive officers as a team is critical to the Company’s performance, the Compensation Committee considers the contribution made by the NEO to the senior management leadership team and to the Company’s success in achieving its annual goals. The Compensation Committee also evaluates the CEO for his management of the Company as a whole, including the NEOs, and, with input from the CEO, evaluates each NEO on the accomplishments of the departments they manage. The NEOs are also evaluated on the leadership provided to those departments and how effectively the departments worked within the organization as a whole, and not necessarily on the accomplishment of individual goals established for that department. All of these evaluations are subjective judgments made by the Compensation Committee.

In determining the actual annual incentive bonus payouts, the Compensation Committee also takes into consideration expected annual incentive bonus payouts within the oil and gas industry to confirm that the approved bonus payout levels are competitive within the industry relative to the Company’s level of performance; however, the Compensation Committee’s decisions as to the annual bonus payouts ultimately are based on its subjective evaluations of the Company’s and each NEO’s performance, and the payouts by other companies did not have a significant effect on the Committee’s decision for 2008 bonuses payable in 2009. In evaluating the Company’s performance against the preset goals, the Committee does not employ a formula or weighting of the goals.

Current Framework

At the beginning of 2008, the Compensation Committee established each NEO’s target bonus level as a percent of the executive’s base salary. The Compensation Committee’s compensation philosophy is to target each NEO’s target bonus level at the median of the Company’s competitive market. These target award levels are reviewed annually by the Compensation Committee. The 2008 benchmarking showed that the levels of the target annual cash bonus incentive for the NEO’s were set at approximately the 50th percentile of the market for each respective NEO position. These target bonus percents of the NEO’s base salary are reflected in the following table:

NEO	Target Bonus Percent

Scott D Sheffield	100%
Richard P. Dealy	80%
Mark S. Berg	65%
Timothy L. Dove	85%
Jay P. Still	65%

In February 2008, the Compensation Committee, working with management, established the performance metrics for the Company, and target and stretch goals for each metric for 2008 bonuses payable in 2009. The metrics represented the operating and financial measures critical to the success of exploration and production companies and specifically metrics critical to the Company’s success. The use of these metrics supported the Compensation Committee’s philosophy that the annual incentive bonus reflects the Company’s overall internal performance. In some cases, a target goal was set as a range of values, and a stretch goal was set as a value within that range to assist in evaluating performance. The Compensation Committee believes the goals for the internal performance metrics are aligned with the Company’s publicly disclosed operating and financial targets. Although the Compensation Committee considers the goals challenging, it believes they are achievable if the Company’s expectations as to industry, Company and individual performance are realized.

The 2008 performance metrics and goal ranges and results were as follows:

Metric	Target Goal	Stretch Goal	Result

Production/Share Growth	12% plus	Greater than 14% plus	20%
Production (barrel of oil equivalent (“BOE”))	39,000,000 – 42,000,000	Greater than 41,000,000	41,500,000
Operating Costs ($/BOE)
Base	$7.25 - $8.75	Less than $8.10	$9.53
Total Operating Cost	$11.75 - $12.75	Less than $12.25	$14.33
G&A Overhead ($/BOE)	$3.25 – 3.75	Less than $3.40	$3.41
Debt	$2,600,000,000 - $2,900,000,000	Less than $2,700,000,000	$2,900,000,000
Debt/Book	Less than 48%	Less than 46%	45%
Debt/EBITDAX (1)	Less than 2.75 times	Less than 2.25 times	2.0 times
Finding Cost ($/BOE) (2)	$15.00 - $18.00	Less than $15.00	$13.28
Reserve Replacement Percentage (3)	Greater than 150%	Greater than 175%	246%
Return on Equity	10% - 15%	Greater than 12%	7%
Return on Capital Employed	8% - 12%	Greater than 10%	5%

____________

(1)

“EBITDAX” represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; hurricane activity; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; gain or loss on extinguishment of debt; effects from discontinued operations; commodity hedge related activity; stock-based compensation; amortization of deferred revenue; and other noncash items.

(2)

“Finding Cost” is determined by dividing total costs incurred by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates excluding price revisions, purchases of minerals-in-place and extensions and discoveries. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

(3)

“Reserve Replacement” is the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and extensions and discoveries divided by annual production of oil, natural gas liquids and natural gas, on a BOE basis.

Although the Compensation Committee did not establish a specific net asset value performance metric, they reviewed with management the Company’s net asset value per share calculation based on a constant price model to understand how net asset value changed during 2008. Changes in net asset value are important in the Compensation Committee’s overall subjective assessment of the Company’s performance and one of the key factors in the Compensation Committee’s discretionary determination of annual incentive bonus awards. The Compensation Committee reviewed the 2008 net asset value per share computation for proved reserves noting that it increased by approximately nine percent as compared to the 2007 computation. In addition, the Compensation Committee reviewed and discussed the Company’s debt-adjusted production per share growth in 2008 as compared to its peers, noting that the Company’s 15 percent growth rate was in the top quartile of its peer group.

In February 2009, the Compensation Committee reviewed the Company’s 2008 performance relative to the target and stretch goals. The Compensation Committee recognized that, in evaluating the Company’s performance relative to the established goals, 2008 was a volatile year for commodity prices. During 2008, oil prices fluctuated from a high of $145.29 per barrel to a low of $33.87 per barrel while gas prices reached a high of $13.58 per Mcf and a low of $5.29 per Mcf. The Company’s performance exceeded expectations with respect to production growth, debt to book capitalization, debt to EBITDAX, finding cost and reserve replacement targets. The Company met its targets for G&A per BOE and year end debt levels while return on equity and return on capital employed were below expectations. The lower return metrics were negatively impacted by the significant commodity price decline experienced during the second half of 2008, which resulted in lower revenue and impairment, rig termination and acreage abandonment charges as the Company curtailed activity in response to lower expectations of future operating cash flow. The Compensation Committee also made the subjective determination that the management team’s performance, as a group, was outstanding and significantly contributed to the Company’s reaching or exceeding its goals.

The Compensation Committee concluded the Company’s overall performance relative to its goals was excellent and one of, if not the best performance years over the last ten years. In spite of the excellent overall internal performance, the Compensation Committee considered the drop in the Company’s stock price, even though stock price is not included in the bonus metrics, the plunge in commodity prices and overall economic uncertainty, and reduced the level of bonus payment for Mr. Sheffield and the management team below that which would have been justified absent these circumstances.

Based on the Compensation Committee’s review, the Compensation Committee set the base level of 2008 annual incentive bonus payouts at 130 percent of target for management as a group. The Compensation Committee approved an upward adjustment to the individual award for Mr. Dealy as recognition for his outstanding efforts during the year, particularly in relation to his efforts to complete the Company’s issuance of $500 million of 2.875% senior convertible notes and an initial public offering of Pioneer Southwest Energy Partners L.P., which raised $163 million of net proceeds for the Company. While the Compensation Committee gathered available information as to bonus payouts within the oil and gas industry, the Compensation Committee’s decisions as to the annual bonus payouts ultimately are based on its evaluation of the Company’s performance against its goals and to a lesser extent, each NEO’s individual performance, and the payouts by other companies did not have a significant effect on the Compensation Committee’s decision.

Long-Term Equity Incentives

Overview

The Company’s long-term incentive awards are used to link Company performance and increases in stockholder value to the total compensation for the Company’s NEOs. The annualized value of the long-term incentive awards is intended to be the largest component of the NEO’s overall compensation package with a significant risk factor so that the level of attainable compensation earned by the NEO largely relies on Company performance after the grant date. The Compensation Committee believes this significant emphasis on stock based compensation effectively aligns the interests of the NEOs with those of the Company’s stockholders, providing incentive to the NEOs to focus on the long-term success of the Company. These awards are also key components of the Company’s ability to attract, motivate and retain the Company’s key NEOs.

At or near the beginning of each year, following the Compensation Committee’s annual benchmarking process, the Compensation Committee sets for each NEO a dollar amount for the NEO’s long-term incentive award. The Compensation Committee considers the median of the Company’s peer group as a general target for the annual long-term incentive award values but also considers the NEO’s total compensation level prior to determining the final long-term incentive award annual value. The NEO’s performance is also considered to determine if there are unique circumstances, positive or negative, that would affect the value of the long-term incentive award. The Compensation Committee determined that there were no such unique circumstances to consider for the 2008 year. The Compensation Committee generally does not consider the size or current value of prior long-term incentive awards in determining future levels because the Compensation Committee believes that prior years’ awards are a component of those specific years’ total compensation determined as competitive and appropriate at those times. The Compensation Committee then determines the allocation of the long-term incentive awards among performance units, restricted stock, stock options and other equity awards as well as the metrics that would be applicable to any performance-based award. The actual number of restricted stock shares and target performance units awarded is determined by dividing the award value by a dollar amount intended to approximate the market value of the Company’s common stock at the time of the award. For 2008, the Compensation Committee selected the average closing price of the Company’s common stock during the prior calendar year to determine the actual number of shares awarded.

In administering the long-term incentive plan, awards are currently made to NEOs under the following guidelines:

•	All long-term incentive awards are approved during the regularly scheduled February Compensation Committee meeting.
•	The Compensation Committee retains the discretion to approve long-term incentive awards effective from the NEO’s initial hire date.
•	The Company does not time the release of material non-public information to impact the value of the executive equity compensation awards.

Current Framework

In order to meet the Company’s objectives for long-term incentive awards, grants of performance units and restricted stock were made to NEOs in February 2008. The 2008 benchmarking showed that the levels of the dollar amount for the long-term incentive awards for each NEO were set below the 50th percentile of the market for each position, except for Mr. Berg whose level of the dollar amount for the awards were set at the 50th percentile of the market for his position. The Compensation Committee believed the amount of increase for all the NEOs, except for Mr. Berg, would have been too much to take the levels of the dollar amount of the awards to the 50th percentile. For Mr. Berg, the amount of the increase was reasonable to take the levels of the dollar amount of the awards to the 50th percentile. The 2008 awards were weighed 50 percent in performance units and 50 percent in restricted stock. In accordance with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee has designed the long-term incentive program to place the ability of the NEOs to attain compensation equal to or exceeding grant date values of their long-term incentive awards at significant risk. As described below, the performance units are earned based on performance over a three-year period and vest at the end of the three-year period, while the restricted stock awards vest three years following the date of grant. The Company believes that these mechanisms keep executives focused on the creation of long-term stockholder value.

For 2008, the dollar amounts of the long-term incentive awards for each NEO were as follows:

NEO	2008 Restricted Stock	2008 Performance Units

Scott D Sheffield	$1,750,000	$1,750,000
Richard P. Dealy	$575,000	$575,000
Mark S. Berg	$387,500	$387,500
Timothy L. Dove	$975,000	$975,000
Jay P. Still	$325,000	$325,000

In early 2009, the Compensation Committee reviewed the Company’s approach for delivering long-term incentives to NEOs. As a part of its review, the Compensation Committee considered the balance of risk in the long-term incentive program, peer company practices, and input from senior management and Hewitt. The Compensation Committee approved a change in the mix of long-term incentives for NEOs for 2009 from 50 percent performance units and 50 percent restricted shares to a mix of 25 percent performance units, 25 percent stock options, and 50 percent restricted shares. The Compensation Committee believes that this mix preserves the desired weighting of “at risk” and performance-based long-term incentives and is consistent with the Company’s compensation philosophy of focusing on shareholder value creation.

Performance Units

In order to further align the interests of the NEOs with stockholders and emphasize the Company’s pay-for-performance philosophy so that attainable compensation will fluctuate with the Company’s performance after the date of grant, the Company began granting performance units in 2007.

Although certain compensation awards, such as the annual incentive bonus, include a subjective evaluation factor, the Compensation Committee determined that performance under the performance unit award program should be measured objectively to keep executives in close alignment with stockholders. As such, performance under the performance unit award program is measured based on relative total stockholder return (“TSR”) over a three-year performance period. The Company believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance and provides the best alignment of the interests of management and the Company’s stockholders.

The peer group used in measuring relative TSR with respect to the grants in 2008 will be the same group of 11 companies approved by the Compensation Committee for external benchmarking. Payouts range from zero percent to 250 percent of a target number of units based on relative ranking in the peer group. A target award payout corresponds to the Company’s ranking at approximately the middle of the peer group at the end of the three-year performance period ending December 31, 2010. Any earned units will be paid in either stock or cash. Dividends declared during the performance period will be paid at the end of the three-year performance period only as to shares paid for earned units up to a maximum of target shares. Please see the 2008 Grants of Plan Based Awards table below, and the description of the performance units following the table, for additional information regarding the performance units.

Restricted Stock

Restricted stock awards are provided to NEOs in order to align the interests of the NEOs with those of the Company’s stockholders and to encourage executive retention and stock ownership. Generally, the NEOs’ restricted stock awards vest on the third anniversary of the date of grant, provided the NEO remains employed with the Company. The Compensation Committee believes that providing this benefit is in line with the Company’s compensation philosophy and is competitive with market practice for the Company’s peers. In addition, the Compensation Committee believes that providing restricted stock encourages the NEOs to use the Company’s equity to build a retirement portfolio. The Compensation Committee believes this is preferable to providing a defined benefit retirement plan, and does not sponsor such a plan. Please see the 2008 Grants of Plan Based Awards table below, and the description of the restricted stock awards following the table, for additional information on vesting and change in control provisions relating to the restricted stock.

Total Direct Compensation

In determining the extent to which the Company’s executive compensation program meets the compensation philosophy and objectives, the Compensation Committee places more emphasis on the competitiveness of total direct compensation (the aggregate of base salary, annual cash bonus, and long-term incentives) rather than the individual compensation components. The benchmarking data from the fall 2007 industry study conducted by Hewitt confirmed that 2008 total direct compensation levels for Messrs. Dealy, Berg, and Still approximated the peer group 50th percentile and are in line with the Company’s market compensation objectives. The data also confirmed that the 2008 total direct compensation levels for Mr. Dove was below the peer group 50th percentile, primarily due to the long-term incentive component of his compensation.

Mr. Sheffield’s 2007 total direct compensation and each individual element of his compensation were well below Hewitt’s benchmark median levels. The Compensation Committee was pleased with Mr. Sheffield’s performance and after noting his relative market position, increased his 2008 base salary and long-term incentive grant date award value to move his compensation closer to the benchmark median level. Despite these actions, all elements of his compensation were still below the benchmark median value. The Compensation Committee believed a larger increase was warranted, but limited the amount of increase in a single year. Also, the structure of the Company’s long-term incentive awards carries a substantial level of performance risk in accordance with the Company’s pay-for-performance philosophy; consequently, grant date value is not indicative of actual realized value. The Compensation Committee believes Mr. Sheffield’s compensation increase from 2007 to 2008 was justified even though the Company’s one and three year total shareholder return was in the bottom 50th percentile of its peer group because (1) his compensation was significantly below the median level, and (2) the performance metric for 50 percent of his long-term incentive award is at risk based solely on total shareholder return compared to the Company’s peer group.

Other Compensation

Overview

The Compensation Committee believes that providing some perquisites and retirement benefits as components of total compensation is important in attracting and retaining qualified personnel; however, insofar as the Company has chosen to emphasize variable, performance–based pay, the Company takes a conservative approach to these fixed benefits. The Company’s perquisite, retirement and other benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high caliber executives.

Perquisites

The perquisites provided to the NEOs are the payment of the costs of financial counseling services, annual medical physical exams and personal use of the Company’s cell phones and computers. The Company also pays for the costs for NEOs’ spouses to participate in business dinners or events, which the Company expects to be minimal. Additionally, the Company pays the premium for a $1,000,000 term life insurance policy for Mr. Sheffield.

In 2008, the Company purchased 150 hours of flight time through a fractional aircraft ownership arrangement. These flight hours were reduced to 100 hours for 2009. These hours are made available for business use to the executive officers and other employees of the Company. The Company’s policy is to not permit employees, including executive officers, to use these hours for personal use. The Company expects there will be occasions when a personal guest (including a family member) will accompany an employee on a business-related flight. In such instances, the Company will follow the Internal Revenue Service rules and, where required, impute income to the employee based on the Standard Industry Fare Level rates provided by the Internal Revenue Service.

The Company’s NEOs participate in the Company’s welfare benefit plan on the same basis as the Company’s other employees.

Retirement Plans

All eligible employees of the Company, including the NEOs, may participate in the Company’s defined contribution 401(k) retirement plan. The Company contributes two dollars for every one dollar of base compensation (up to five percent of base compensation and subject to the Internal Revenue Service imposed maximum contribution limits) contributed by the participant. The participant’s contributions are fully vested at all times, and the Company’s matching contributions vest over the first four years of service, with 25 percent vesting for each one-year period of service with the Company by the participant. Participants may make additional pre-tax and after-tax contributions to the plan. All contributions are subject to plan and Internal Revenue Service limits.

The Company provides a non-qualified deferred compensation plan with a fixed Company matching contribution rate to certain of its more highly compensated employees, which includes the NEOs. The plan allows each participant to contribute up to 25 percent of base salary and 100 percent of annual incentive bonus payments. The Company provides a matching contribution equal to the NEO’s contribution, but limited to a maximum of ten percent of base salary. The Company’s matching contribution vests immediately. The non-qualified deferred compensation plan permits each participant to make investment allocation choices for both their contribution and the Company match to designated mutual funds or to a self-directed brokerage account offered as investment options under the non-qualified deferred compensation plan. The Company retains the right to maintain these investment choices as hypothetical investments or to actually invest in the participant’s investment choices. To date, the Company has chosen to actually invest the funds in the investment options selected so that the investment returns are funded and do not create unfunded liabilities to the Company. The available investment funds for the 2008 year are listed below in the 2008 Non-Qualified Deferred Compensation section.

Participants may choose to receive distribution of their vested benefits from the deferred compensation plan as soon as administratively practicable (i) after the date of separation from service with the Company or (ii) after January 1 of the year following the date of separation from service with the Company. A participant’s vested benefits may, at the option of the participant, be distributed in one lump sum, in five annual installments or in ten annual installments. The Company believes the plan is administered in operational compliance with all applicable rules and law. For more information on the deferred compensation plan provisions, please see the 2008 Non-Qualified Deferred Compensation section below.

Because the costs and ultimate payouts are difficult to quantify and control, the Company has purposely avoided sponsoring a defined benefit retirement plan or supplemental executive retirement plan. Further, retirement plans are not viewed as the sole means by which its executive officers fund their retirement. The Committee believes that a portion of this need should be met through the accumulation of Company stock acquired through equity awards.

Severance and Change in Control Arrangements

The Compensation Committee believes compensation issues related to severance and change in control events for the NEOs should be addressed through contractual arrangements. As a result, the Company enters into severance and change in control agreements with each of its executive officers, including each NEO, to meet the following objectives:

•	Recruit and retain executives;
•	Provide continuity of management in the event of an actual or threatened change in control; and
•	Provide the executive with the security to make decisions that are in the best long-term interest of the stockholders.

The terms of these agreements are described later in “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

To support the commitment to significant stock ownership, the Company’s common stock ownership guidelines are as follows:

•	For the Chairman of the Board of Directors and CEO, ownership of stock with a value equal to at least five times annual base salary.
•	For other NEOs, ownership of stock with a value equal to at least three times annual base salary.
•	An NEO generally has three years after becoming an executive officer to meet the guideline.

In evaluating compliance by executive officers and directors with the stock ownership guidelines, the Committee has established procedures to minimize the effect of stock price fluctuations on the deemed value of the individual’s holdings. All NEOs, including Mr. Sheffield, are in compliance with the ownership guidelines, and each NEO’s stock ownership as of December 31, 2008 in fact exceeded the guidelines.

Policy on Recovery of Compensation and Clawbacks

During the 2008 year the Compensation Committee considered the adoption of a policy regarding the possible recovery by the Company of certain incentive compensation awarded to NEOs in the event that the compensation had been predicated upon the achievement of financial results that were subsequently the subject of a restatement, and where the Board determined that the particular officer’s misconduct was the cause of the need for a restatement. The Compensation Committee concluded, however, that the Company’s current policies, combined with existing government regulations on this subject, were an appropriate deterrent to this type of conduct, and the adoption of a formal policy was unnecessary at this time.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers, including the NEOs. Each indemnification agreement requires the Company to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law. This means, among other things, that the Company must indemnify the director or executive officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another entity if the indemnitee meets the standard of conduct provided under Delaware law. Also as permitted under Delaware law, the indemnification agreements require the Company to advance expenses in defending such an action provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Company. The Company will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee’s right to indemnification, whether or not wholly successful. The Company also maintains customary directors’ and officers’ insurance coverage.

Tax and Accounting Considerations

Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act of 1993 placed restrictions on the deductibility of executive compensation paid by public companies. Under the restrictions, the Company is not able to deduct compensation paid to any of the NEOs in excess of $1,000,000 unless the compensation meets the definition of “performance-based compensation” as required in Section 162(m) of the Internal Revenue Code of 1986, as amended. Non-deductibility results in additional tax costs to the Company.

The Company’s annual incentive bonus plan does not meet the definition of performance-based compensation as required in Section 162(m) primarily because the annual incentive bonus plan is not formula driven and the Compensation Committee retains the right to make subjective evaluations of performance, including an assessment of how effectively management adapts to changing industry conditions and opportunities during the Company’s bonus year. The Company’s restricted stock awards do not qualify as performance-based compensation under Section 162(m); however, awards under the performance unit award program are designed to qualify for deductibility under Section 162(m).

Accordingly, the portions of compensation paid to the Company’s NEOs in 2008 that exceeded $1,000,000 (other than from the exercise of stock options) are generally not deductible. The Compensation Committee believes it is in the best interest of stockholders to use restricted stock as a part of the NEOs’ long-term incentive awards and to continue with a discretionary element in the annual incentive bonus program. Portions of future restricted stock awards and annual incentive bonus awards may not be deductible. The Compensation Committee believes it is important to retain its discretionary judgment in evaluating performance-based pay and that a portion of the long-term incentive awards should be in restricted stock. The Compensation Committee has reviewed the approximate amount of the Section 162(m) loss of deduction and concluded that it should continue with its current practices.

Non-qualified Deferred Compensation and Section 409A of the Internal Revenue Code. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements, and final regulations were adopted that required all plans and arrangements that potentially provided for deferred compensation to be amended to comply with Section 409A of the Internal Revenue Code by December 31, 2008. The Company’s plans and arrangements that were potentially subject to these new tax laws included the non-qualified deferred compensation plan, as well as the change in control agreements and certain equity compensation awards. The Company adopted all necessary amendments to these agreements and plans during the 2008 year, prior to the December 31, 2008 deadline, and believes that it is operating each of its plans and arrangements in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based awards under its Long-Term Equity Incentives in accordance with the requirements of SFAS 123(R).

SUMMARY COMPENSATION TABLE

The compensation paid to the Company’s executive officers generally consists of a base salary, annual incentive bonus payments, awards of restricted stock and performance units under the Company’s Long-Term Incentive Plan, contributions to the Company’s non-qualified deferred compensation plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The following table summarizes the total compensation for 2008, 2007 and 2006 awarded to, earned by or paid to the NEOs (this is the first year that Mr. Still’s compensation has been required to be disclosed):

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Change in Non-qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(h)	(i)	(j)
Scott D. Sheffield	2008	$956,000	$1,242,800	$2,903,715	$—	$128,046	$5,230,561
Chairman of the Board of Directors	2007	$850,000	$1,147,500	$2,616,382	$129,518	$226,305	$4,969,705
and Chief Executive Officer	2006	$850,000	$850,000	$2,217,217	$14,348	$221,110	$4,152,675
Richard P. Dealy	2008	$406,000	$487,200	$826,853	$—	$67,719	$1,787,792
Executive Vice	2007	$360,000	$403,200	$647,099	$3,294	$74,657	$1,488,250
President and Chief Financial Officer	2006	$360,000	$277,200	$445,132	$34,397	$74,660	$1,191,389
Mark S. Berg	2008	$376,000	$317,720	$658,480	$—	$68,841	$1,421,051
Executive Vice	2007	$340,000	$309,400	$590,771	$—	$61,545	$1,301,716
President and General Counsel	2006	$340,000	$279,000	$369,300	$12,963	$63,523	$1,064,786
Timothy L. Dove	2008	$531,000	$586,755	$1,327,560	$—	$78,726	$2,524,041
President and Chief Operating	2007	$525,000	$602,438	$1,049,521	$14,027	$86,352	$2,277,338
Officer	2006	$525,000	$446,250	$827,427	$46,380	$86,429	$1,931,486
Jay P. Still (5)	2008	$336,000	$283,920	$494,288	$—	$784,677	$1,898,885
Executive Vice
President, Domestic Operations

______________

(1)

Bonus amounts represent discretionary bonuses earned during 2008, 2007 and 2006 under the Company’s annual incentive bonus program that were paid during March 2009, March 2008 and February 2007, respectively. Although the amounts provided under this annual incentive bonus program are subject to certain performance targets, due to the level of discretion retained by the Company over the payment of these bonuses, the amounts do not constitute incentive plan awards within the meaning of the SEC’s executive compensation disclosure rules.

(2)

Amounts reported for stock awards represent the dollar amount of compensation expense recognized by the Company for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, attributable to restricted stock, stock option and performance unit awards granted in 2008 and prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The Company valued its restricted stock awards based on the market-quoted closing price of the Company’s common stock on the last business day prior to the grant date of the awards. Stock option awards are valued as of the grant dates using the Black-Scholes option pricing model. The Company’s performance units are valued using the Monte Carlo simulation method. Additional detail regarding the Company’s share-based awards is included in Note H of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The restricted stock and performance units awarded to the NEOs in 2008 are reflected below under “2008 Grants of Plan-Based Awards.” For additional information on restricted stock, stock options and performance units awarded to the NEOs in 2008 and prior years that were outstanding as of December 31, 2008, see below under “2008 Outstanding Equity Awards at Fiscal Year End.”

(3)

In accordance with the rules of the SEC, changes in non-qualified deferred compensation earnings represent the earnings that accrued during 2008, 2007 and 2006 to the accounts of the NEOs, to the extent that the rate of return exceeded 120% of the applicable federal rate of interest for that year.

(4)

All other compensation includes the Company contributions to the NEOs’ 401(k) retirement accounts and non-qualified deferred compensation plan, life insurance premiums and other perquisites, as shown in the following table:

	Year ended December 31, 2008
	Scott D. Sheffield	Richard P. Dealy	Mark S. Berg	Timothy L. Dove	Jay P. Still

401(k) contributions	$23,000	$22,500	$22,997	$23,004	$22,997
Non-qualified deferred compensation plan contributions	95,615	40,600	34,000	53,100	33,600
Life insurance premiums	7,762	915	1,937	2,622	1,119
Country club dues	—	—	—	—	6,028
Spousal travel & entertainment costs (a)	—	1,855	1,057	—	973
Financial counseling	725	—	8,036	—	6,340
Medical exams and other	600	355	132	—	765
Relocation costs	—	—	—	—	516,324
Tax reimbursement payments (b)	344	1,494	682	—	180,031
Cost of living adjustment	—	—	—	—	16,500
	$128,046	$67,719	$68,841	$78,726	$784,677

______________

(a)	Spousal travel & entertainment costs represent the incremental costs incurred by the Company for travel and entertainment of spouses when accompanying the NEOs on Company related business trips.
(b)	Tax reimbursement payments represent the actual cost to the Company of tax reimbursements made to the NEOs during 2008.

(5)

All Other Compensation for Mr. Still is comprised primarily of relocation costs in connection with Mr. Still’s move from Colorado to Texas in 2008 at the request of the Company due to his promotion to Executive Vice President, Domestic Operations in November 2007. This includes $224,007 for moving (of which $2,684 was tax gross-up); $295,000 to compensate Mr. Still for losses he recognized in connection with the sale of his Colorado home (which he originally purchased in connection with a Company-requested move from Texas to Colorado); and $176,722 for tax gross-up on the amount of compensation paid to cover the loss on the home sale.

Mr. Sheffield, directly or indirectly, holds working interests in wells operated by the Company or a subsidiary of the Company. These interests were initially acquired in 1990 or earlier with Mr. Sheffield’s personal funds pursuant to a program offered by the Company’s predecessor. As such, Mr. Sheffield participates in the costs and revenues attributable to that working interest in accordance with customary industry terms. During 2008, the aggregate amount of the distributions made to Mr. Sheffield was $47,082 (this amount is not included in the Summary Compensation Table).

2008 GRANTS OF PLAN BASED AWARDS

The following table sets forth, for each NEO, information about grants of plan based awards during 2008. In accordance with the rules of the SEC, the payouts shown in the “Threshold” column for the performance units (column (f)) reflect the lowest possible number of shares that would be issued, if any are paid. If the Company’s performance is below the threshold performance, no shares will be paid.

Name	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(f)	(g)	(h)	(i)	(l)
Scott D. Sheffield	02/12/2008				38,479	$1,701,295
	02/12/2008	9,620	38,478	96,195		$1,424,071
Richard P. Dealy	02/12/2008				12,643	$558,993
	02/12/2008	3,161	12,643	31,608		$467,917
Mark S. Berg	02/12/2008				8,520	$376,700
	02/12/2008	2,130	8,520	21,300		$315,325
Timothy L. Dove	02/12/2008				21,438	$947,851
	02/12/2008	5,360	21,438	53,595		$793,420
Jay P. Still	02/12/2008				7,146	$315,950
	02/12/2008	1,787	7,146	17,865		$264,473

______________

(1)

The amounts in columns (f), (g) and (h) represent the threshold, target and maximum payment levels with respect to the grants of performance units in 2008. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero), representing 25% of the number of performance units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 250% of the number of performance units granted.

(2)	The amounts reported in this column are the number of restricted shares granted to each NEO in 2008.
(3)

The value of performance units was calculated using the fair value of the “Target” payout on the grant date and reflects the total amount that the Company would expense in its financial statements over the awards’ three-year performance period, in accordance with SFAS 123(R). The assumptions used in calculating the assumed payout of performance units are discussed in footnote 2 to the Summary Compensation Table.

The 2008 awards of performance units and restricted stock were issued under the Company’s 2006 Long-Term Incentive Plan. The material terms of these awards are described below. Defined terms impacting the accelerated settlement or vesting of awards can be found below in “Potential Payments Upon Termination or Change in Control.”

Performance Units

The performance unit awards represent the right to receive between zero percent and 250 percent of the initial number of performance units awarded, contingent on the continued employment of the NEO and the Company’s achievement of the performance objective at the end of the performance period. The 2008 awards have a three-year performance period (January 2008 to December 2010), and the number of performance units earned will be based on the Company’s TSR ranking for this three-year period compared to the TSR of the eleven other companies in the peer group, in accordance with the following:

TSR Rank Against Peers	Percentage of Performance Units Earned
1	250%
2	200%
3	175%
4	150%
5	125%
6	110%
7	75%
8	50%
9	25%
10	0%
11	0%
12	0%

TSR means the annualized rate of return stockholders receive through stock price changes and the assumed reinvestment of dividends paid over the performance period.

Performance units earned will generally be paid in shares of the Company’s common stock (unless the Compensation Committee determines to pay in cash) no later than March 15th of the year following the year in which the performance period ends. The NEOs will also earn dividend equivalents on the performance units actually earned up to a maximum of the initial number awarded, which will be paid at the time the performance units are settled.

If an NEO’s employment with the Company is terminated during the performance period, the following rules will determine the number of performance units, if any, the NEO will earn: (1) if the NEO’s employment is terminated due to death or disability, the NEO will receive settlement of a number of performance units equal to the initial number of performance units awarded multiplied by a fraction, the numerator of which is the number of months during the performance period that the NEO was employed and the denominator of which is 36 (the “pro ration fraction”); (2) if the NEO’s employment is terminated due to his normal retirement on or after his attainment of age 60, the NEO will receive settlement of a number of performance units equal to the number of performance units that would have been earned if the NEO had continued employment through the end of the performance period multiplied by the pro ration fraction; (3) if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason, then (A) Messrs. Sheffield and Dove will receive a number of performance units equal to the number of performance units that would have been earned if they had continued employment through the end of the performance period, and (B) the other NEOs will receive settlement of a number of performance units equal to the number of performance units that would have been earned if the NEOs had continued employment through the end of the performance period multiplied by the pro ration fraction; and (4) if an NEO’s employment is terminated for any other reason, the NEO will not receive settlement of any of the performance units.

In the event of a change in control, the date of the change in control will be treated as the last day of the performance period and achievement of the performance objective will be measured based on the Company’s actual performance as of that date.

Additional information regarding the performance unit awards can be found above under “Compensation Discussion and Analysis - Elements of the Company’s Compensation Program - Long-Term Equity Incentives.”

Restricted Stock

In general, the restricted stock awards vest on the third anniversary of the date of grant, subject to the NEO remaining employed with the Company continuously through the vesting date. While an NEO holds restricted shares, he is entitled to receive dividends on the shares at the same rate and time as other stockholders.

The vesting of the restricted shares will accelerate in full upon a change in control. In addition, if an NEO terminates employment prior to the vesting date, the following rules will apply: (1) if an NEO is terminated by the Company for cause or by the NEO without good reason, all of the restricted shares subject to the award will be forfeited to the Company, (2) if an NEO is terminated due to death, disability, normal retirement (on or after attainment of age 60), by the Company without cause or by the NEO for good reason, a number of restricted shares will vest equal to the total number of restricted shares subject to the award multiplied by a fraction, the numerator of which is the number of months following the date of grant during which the NEO was employed by the Company and the denominator of which is 36, and (3) notwithstanding clause (2) of this paragraph, if Messrs. Sheffield and Dove are terminated by the Company without cause or they terminated their employment for good reason, all of the restricted shares subject to their awards will vest in full.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each NEO, information regarding stock options, restricted stock and performance units that were held as of December 31, 2008, including awards that were granted prior to 2008:

	Options Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights that have not Vested (3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have not Vested (4) ($)
(a)	(b)	(e)	(f)	(g)		(h)	(i)		(j)
Scott D. Sheffield	20,000	$18.96	02/14/2009	61,000	(5)	$986,980	8,750	(8)	$141,575
	26,000	$17.69	08/14/2009	34,997	(6)	$566,251	9,620	(9)	$155,652
	60,000	$18.30	02/19/2010	38,479	(7)	$622,590
	40,000	$24.72	08/12/2010
	60,000	$24.25	02/18/2011
	30,000	$25.58	08/19/2011
Richard P. Dealy	4,166	$18.96	02/14/2009	13,100	(5)	$211,958	2,771	(8)	$44,835
	4,666	$17.69	08/14/2009	11,082	(6)	$179,307	3,161	(9)	$51,145
	10,666	$18.30	02/19/2010	12,643	(7)	$204,564
	7,000	$24.72	08/12/2010
	10,500	$24.25	02/18/2011
	5,250	$25.58	08/19/2011
Mark S. Berg				12,000	(5)	$194,160	2,042	(8)	$33,040
				8,166	(6)	$132,126	2,130	(9)	$34,463
				8,520	(7)	$137,854
Timothy L. Dove	7,666	$18.96	02/14/2009	24,100	(5)	$389,938	3,792	(8)	$61,355
	10,000	$17.69	08/14/2009	15,165	(6)	$245,370	5,360	(9)	$86,725
	20,000	$18.30	02/19/2010	21,438	(7)	$346,867
	13,333	$24.72	08/12/2010
	20,000	$24.25	02/18/2011
	10,000	$25.58	08/19/2011
Jay P. Still				8,800	(5)	$142,384	1,604	(8)	$25,953
				6,416	(6)	$103,811	1,787	(9)	$28,914
				7,146	(7)	$115,622

______________

(1)

All outstanding option awards were fully vested and exercisable as of December 31, 2006. Under the terms of these stock option awards, the options vested as to one-third of the number of shares covered by the award on each of the first three anniversaries of the date of grant, and the expiration date of each vested portion is the fifth anniversary of the date of vesting. The option expiration date reported in this column is the latest date any portion of the option will expire.

(2)	Based on the closing price of $16.18 of the Company’s common stock on December 31, 2008.
(3)

Represents the performance units that will vest on December 31, 2009 and December 31, 2010 if and to the extent predetermined performance targets are achieved assuming that the “Threshold” performance targets are achieved.

(4)

Represents the market value of the unvested and unearned performance units based on the price per share of the Company’s common stock of $16.18, the closing market price on December 31, 2008, assuming that the “Threshold” performance targets are achieved.

(5)	This award of restricted stock vested in full on February 14, 2009, the third anniversary of the grant date.

(6)

This award of restricted stock vests in full on February 26, 2010, which is the third anniversary of the grant date. The vesting of this award will accelerate in full upon a change in control. In addition, the termination of the NEO’s employment prior to the vesting date will affect the vesting of the award as described above in the section entitled “2008 Grants of Plan Based Awards – Restricted Stock Awards.”

(7)

This award of restricted stock vests in full on February 12, 2011, which is the third anniversary of the grant date. The vesting of this award will accelerate in full upon a change in control. In addition, the termination of the NEO’s employment prior to the vesting date will affect the vesting of the award as described above in “2008 Grants of Plan Based Awards – Restricted Stock Awards.”

(8)	This award of performance units was made in 2007 and has a three-year performance period (January 2007 to December 2009).
(9)

This award of performance units was made in 2008 and has a three-year performance period (January 2008 to December 2010). The conditions for vesting of this award are described in “2008 Grants of Plan Based Awards – Performance Unit Awards.”

2008 OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each NEO, information about his option exercises and the lapse of restrictions on stock awards during 2008:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (2) ($) (e)
Scott D. Sheffield	20,000	$1,064,564	63,000	$2,768,220
Richard P. Dealy	12,333	$728,292	14,000	$615,160
Mark S. Berg	—	$—	16,000	$799,680
Timothy L. Dove	10,000	$585,573	24,000	$1,054,560
Jay P. Still	—	$—	9,000	$395,460

______________

(1)	The value realized per share acquired is based on the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the options.
(2)

The value realized for Messrs. Sheffield, Dealy, Dove and Still is based on the closing price of $43.94 of the Company’s common stock on February 15, 2008, the date of vesting. The value realized for Mr. Berg is based on the closing price of $49.98 of the Company’s common stock on April 1, 2008, the date of vesting, which is the third anniversary of his grant date of April 1, 2005, the first day of his employment with the Company.

PENSION BENEFITS

The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for its NEOs.

2008 NON-QUALIFIED DEFERRED COMPENSATION

The Company’s NEOs participate in a Company-sponsored defined contribution 401(k) retirement plan and a non-qualified deferred compensation plan. The following table provides, for each NEO, information about his participation in the Company’s non-qualified deferred compensation plan:

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate Balance at Last FYE (4) ($) (f)

Scott D. Sheffield	$95,615	$95,615	$(462,770)	$1,333,567
Richard P. Dealy	$60,900	$40,600	$(210,308)	$656,592
Mark S. Berg	$34,000	$34,000	$(83,498)	$137,026
Timothy L. Dove	$53,100	$53,100	$(365,854)	$708,902
Jay P. Still	$33,600	$33,600	$(158,650)	$498,997

______________

(1)	The amounts reported in this column were deferred at the election of the NEO and are also included in the amounts reported in the Salary or Bonus column of the “Summary Compensation Table.”
(2)	The amounts in this column are also included in the All Other Compensation column of the “Summary Compensation Table.”
(3)

The amounts in this column represent aggregate losses on the investments made in the non-qualified deferred compensation plan that accrued during 2008 on amounts of salary and/or bonus deferred at the election of the NEO and the contributions made by the Company for each NEO pursuant to the Company’s non-qualified deferred compensation plan. The “Summary Compensation Table” does not include any amounts that might be attributable to above-market returns during 2008.

(4)

The aggregate balance for each NEO reflects the cumulative value, as of December 31, 2008, of the contributions to the Company’s non-qualified deferred compensation plan made by that NEO and the Company for his account, and any earnings on these amounts, since the NEO began participating in the plan. The Company has previously reported the Company contributions, executive contributions and above-market returns (to the extent the NEO’s compensation was required to be reported) in its Summary Compensation Table since the 2006 fiscal year. The total amount previously reported in the Summary Compensation Table for each of the NEOs was as follows: Mr. Sheffield, $483,866, Mr. Dealy, $217,691, Mr. Berg, $66,000 and Mr. Dove, $270,407. This is the first year that Mr. Still’s compensation has been required to be disclosed.

The non-qualified deferred compensation plan allows each participant to contribute up to 25 percent of base salary and 100 percent of annual incentive bonus payments. In addition, the Company provides a matching contribution of 100 percent of the participant’s contribution up to the first ten percent of an executive officer’s base salary. The Company’s matching contribution vests immediately.

The non-qualified deferred compensation plan permits each executive officer to make investment allocation choices for both the executive officer’s contributions and the Company matching contributions made on the executive’s behalf among the designated mutual funds and/or to a self-directed brokerage account offered as investment options under the non-qualified deferred compensation plan. The Company retains the right to maintain these investment choices as hypothetical investments or to actually invest the plan account pursuant to the executive officer’s investment choices. To date, the Company has chosen to actually invest the funds in the investment options selected by the executive officers so that the investment returns are funded, but such funds remain assets subject to the claims of the Company’s general creditors. If a participant fails to make an investment option, then amounts allocated to his account shall be deemed to be invested in the investments designated by the plan administrator from time to time; the default investment for the 2008 year was Fidelity Select Money Market Fund. An executive is permitted to change his investment choices at any time. The following table lists the mutual fund investment options for the non-qualified deferred compensation plan in 2008 with the annual rate of return for each fund:

Investment Funds	Rate of Return (%)
American Balanced	(25.7)
American Funds Euro Pacific Growth	(40.6)
Dodge & Cox Stock	(43.3)
Fidelity Low Priced Stock	(36.2)
Fidelity Select Money Market	2.97
Fidelity Small Cap Stock	(42.9)
Fidelity Spartan U.S. Equity Index Inv	(37.0)
Janus Mid Cap Value	(27.3)
JP Morgan US Real Estate Class A	(39.6)
Lord Abbett Developing Growth Fund	(47.5)
Morgan Stanley Institutional International Equity	(33.2)
Oppenheimer Developing Market	(48.0)
Pimco Total Return	(4.5)
T Rowe Price Mid Cap Growth	(39.7)
Vanguard Inflation Protected Securities Fund	(2.9)
Vanguard Mid Cap Index	(41.8)
Vanguard Primecap	(32.4)
Vanguard Small Cap Index	(36.1)

Participants generally are not permitted to make withdrawals from the non-qualified deferred compensation plan prior to their termination of employment with the Company. However, a participant may be entitled to make a withdrawal prior to his termination of employment (1) if the plan administrator determines that the participant has experienced an unforeseeable financial emergency, to the extent necessary to satisfy the participant’s needs, or (2) once a year pursuant to the plan’s early withdrawal procedures. An unforeseeable emergency is defined in the plan as a severe financial hardship to the participant that results from: (a) an illness or accident of the participant, the participant’s spouse, the participant’s beneficiary or the participant’s dependent, (b) a loss of the participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. Upon a participant’s termination of employment, the participant’s benefits under the non-qualified deferred compensation plan shall be paid to him as soon as administratively practicable following (i) the date of the participant’s termination of employment or (ii) if elected by the participant, the first day of the plan year following the date of the participant’s termination. A participant’s vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, in five annual installments or in ten annual installments.

In the event of a change in control, the entire amount credited to a participant under the non-qualified deferred compensation plan will be paid to the participant in a single lump sum cash payment. The plan relies upon the definition of a “change in control” as it exists in the Company’s current Long Term Incentive Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is party to severance agreements and change in control agreements with its executive officers listed in the section entitled “Directors and Executive Officers”. Salaries and annual incentive bonuses are set by the Compensation Committee independent of these agreements and the Compensation Committee can increase or decrease base salaries at its discretion.

The severance agreements provide that, if the executive terminates employment for good reason or if an executive officer’s employment with the Company terminates other than for cause, death, disability or normal retirement, the Company must pay the executive officer a separation payment in addition to earned salary and vested benefits. The separation payment is an amount equal to the sum of (1) one times the executive officer’s base salary (three times base salary for Mr. Sheffield and 2.5 times base salary in the case of Mr. Dove), (2) 18 times the monthly executive officer’s cost to continue coverage for himself and his eligible dependents under the Company’s group medical plans (36 times the monthly cost in the case of Mr. Sheffield and 30 times the monthly cost in the case of Mr. Dove), and (3) one-twelfth of the executive officer’s base salary if the date of termination is less than 30 days following the notice of termination and the executive officer’s employment is terminated by the Company. In the case of Messrs. Sheffield and Dove, the severance agreements also provide for the immediate vesting of certain awards under the Company’s 1997 Long-Term Incentive Plan. The severance agreements terminate upon a change in control of the Company.

The change in control agreements provide that, if the executive officer terminates employment for good reason or if an executive officer’s employment with the Company terminates other than for cause, death, disability or normal retirement, in either case in connection with or after a change in control, the Company must pay the executive officer a separation payment and provide continued group medical coverage at a cost equivalent to a similarly situated active employee for approximately three years (in the case of Messrs. Sheffield and Dove, until the date the executive is eligible for full medical benefits under the provisions of Medicare), in addition to paying earned salary and vested benefits. In addition, all the executive officer’s awards under the Company’s 1997 Long-Term Incentive Plan will fully vest. The separation payment is an amount equal to the sum of (1) 2.99 times the sum of the executive officer’s base salary and a defined target bonus determined in accordance with the terms of each agreement, (2) a pro-rated portion of the defined target bonus based on the days elapsed in that calendar year, and (3) one-twelfth of the executive officer’s base salary if the date of termination is less than 30 days following the notice of termination and the executive officer’s employment is terminated by the Company. If the Company terminates an executive officer without cause following a potential change in control and if a change in control occurs within 12 months, the executive officer will be entitled upon the change in control to the payments that would have been made if the executive had continued as an executive officer until the change in control, as well as to a payment equal to the value of the executive officer’s equity-based awards that did not vest when his employment was terminated. If, after a change in control, an executive officer terminates employment because he is required to relocate more than 50 miles, but is not otherwise entitled to terminate employment for good reason, then the Company must pay the executive officer a reduced separation payment equal to his annualized base salary, in addition to earned salary and vested benefits, and provide continued coverage for one year under group medical benefit plans. The change in control agreements also obligate the Company to make the executive officers whole (that is, provide a “gross-up”) for excise taxes that may be imposed on payments under the change in control agreements by Section 4999 of the Internal Revenue Code. The change in control agreements continue for two years following a change in control that occurs during the term of the agreement.

Both the severance agreements and the change in control agreements provide for a payment equal to one times the executive officer’s base salary in the event of his death, disability or retirement. All payments, other than continued medical benefits, received under both the severance agreements and the change in control agreements are distributed as a lump sum. In November 2008, both the severance agreements and change in control agreements were amended to ensure that the payments of any benefits under the agreements would comply with the requirements of Section 409A of the Code, including the delay, if necessary of certain payments for six months following the separation of the executive’s service from the Company.

Definitions. For purposes of the severance and change in control agreements, the terms set forth below generally have the meanings described below:

A “change in control” generally includes the occurrence of any of the following events or circumstances: (1) a person or group acquires securities of the Company that, together with any other securities held by such person, constitutes 40% or more of either (x) the then outstanding shares of the Company’s common stock or (y) the combined voting power of the then outstanding voting securities of the Company, except for acquisitions directly from the Company and acquisitions by an employee benefit plan sponsored or maintained by the Company; (2) a majority of the members of the Board of Directors changes, other than new members elected or nominated by at least a majority of the then-current board, absent an election contest or similar proxy dispute; (3) the Company merges or engages in a similar transaction, or sells all or substantially all of its assets, unless the Company’s stockholders prior to the transaction own more than half of the voting interest of the Company or the resulting entity (in substantially the same ratios) after the transaction, and neither of the events in items (1) and (2) above has occurred for the Company or the resulting entity; or (4) the Company’s stockholders approve a complete liquidation or dissolution of the Company.

A “potential change in control” will be deemed to have occurred if (1) a person or group announces publicly an intention to effect a change in control, or commences an action that, if successful, could reasonably be expected to result in a change in control; (2) the Company enters into an agreement that would constitute a change in control; or (3) any other event occurs which the Board declares to be a potential change in control.

“Cause” generally means any of the following circumstances: (1) the officer’s failure to substantially perform his duties, unless the failure is due to physical or mental incapacity, or to comply with a material written policy of the Company; (2) the officer’s engaging in an act of gross misconduct that results in, or is intended to result in, material damage to the Company’s business or reputation; (3) the officer’s failure to cooperate in connection with an investigation or proceeding into the business practices or operations of the Company; or (4) the officer’s conviction of a felony or a crime or misdemeanor involving moral turpitude or financial misconduct. In addition, in the severance agreements, “cause” includes a material violation by the officer of the provisions of the confidentiality and non-solicitation restrictions in the agreement.

“Good reason,” in the change in control agreements, generally means any of the following circumstances: (1) the assignment to the officer of duties materially inconsistent with his position as compared to his duties immediately prior to the potential change in control or change in control; (2) a reduction in the officer’s base salary; or (3) the failure to provide the officer the opportunity to earn annual bonuses and long-term incentive compensation, and to participate in retirement, deferred compensation, medical and similar benefits, all in a manner consistent with the Company’s then existing practices.

The definition of “good reason” in Mr. Sheffield’s and Mr. Dove’s severance agreements is substantially similar to the definition in the change in control agreement, except that, in Mr. Sheffield’s agreement, “good reason” also includes the failure of the Company to nominate him for re-election to the Board of Directors, or any failure of the stockholders to re-elect him to the Board, unless due to his death, disability, termination for cause or voluntary resignation. In the severance agreements for officers other than Messrs. Sheffield and Dove, “good reason” generally means a demotion of the officer to an officer position junior to his then existing position, or to a non-officer position, or a reduction in base salary that is not a company-wide reduction and that is greater than 80 percent, or any reduction in base salary that is greater than 65 percent.

The following tables quantify the payments and benefits provided to the NEO’s upon the events specified below. The value of the accelerated vesting or settlement of equity awards is based on the closing price of $16.18 of the Company’s common stock on December 31, 2008.

Scott D. Sheffield. The following table shows, as of December 31, 2008, the estimated potential payments and benefits that would be received by Mr. Sheffield upon the termination of his employment in each of the circumstances indicated in the table.

Benefits and Payments Upon Termination (1)	Voluntary Termination	Termination Not for Cause	Termination for Cause	Termination for Good Reason	Normal Retirement	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock (2)	$—	$2,175,822	$—	$2,175,822	$1,451,119	$1,451,119	$2,175,822
Performance Units (3)	$—	$297,211	$—	$297,211	$519,538	$519,538	$297,211
Benefits & Perquisites:
Severance Payment	$—	$2,868,000	$—	$2,868,000	$956,000	$956,000	$5,505,587
Prorated Bonus Payment (4)	$—	$956,000	$—	$956,000	$956,000	$956,000	$885,333
Medical Benefit Continuation	$—	$31,623	$—	$31,623	$—	$—	$211,333
280G Reimbursement	$—	$—	$—	$—	$—	$—	$—
Pay in lieu of 30-day Notice (5)	$—	$79,668	$—	$79,668	$—	$—	$79,668
Unused Vacation (6)	$6,435	$6,435	$6,435	$6,435	$6,435	$6,435	$6,435
Total	$6,435	$6,414,759	$6,435	$6,414,759	$3,889,092	$3,889,092	$9,161,389

______________

(1)

The benefits and payments quantified in the table do not contemplate the payments that the Company is obligated to make to the executive officer (i) if the Company terminates the executive officer without cause following a potential change in control or a change in control occurs within 12 months following the termination, or (ii) if the executive officer terminates employment following a change in control because he is required to relocate more than 50 miles, in both cases as described in the summary of the change in control agreements set forth above. Additionally, the benefits and payments quantified herein have been determined as of December 31, 2008, and therefore do not contemplate the effect on the long-term incentive compensation and 280G reimbursement components resulting from the vesting in February 2009 of 61,000 shares of restricted stock and the grants of awards made in February 2009 under the Company’s Long Term Incentive Plan.

(2)

Unvested restricted stock awards automatically vest upon a change in control, regardless of whether employment is subsequently terminated. Unvested restricted stock awards also automatically vest upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, Death or Disability, vesting of the award is accelerated pro rata to the end of the month of termination.

(3)

Unvested performance unit awards automatically vest upon a change in control with the award of shares subject to performance measured on the date of the change in control, regardless of whether employment is subsequently terminated. Unvested performance unit awards also automatically vest with the award of shares subject to performance measured at the end of the three-year performance period upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, performance unit awards vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period. Performance unit awards vest pro rata to the end of the month with shares paid at target within 75 days following Death or Disability. For purposes of this computation, it is assumed “Threshold” shares will be issued.

(4)

Other than in connection with a Change in Control Termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes the Compensation Committee chose to make the payments indicated.

(5)	This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
(6)	This amount equals the difference in value between the vacation time that was accrued and the vacation time that had been used during the year to the date of termination.

Richard P. Dealy. The following table shows, as of December 31, 2008, the estimated potential payments and benefits that would be received by Mr. Dealy upon the termination of his employment in each of the circumstances indicated in the table.

Benefits and Payments Upon Termination (1)	Voluntary Termination	Termination Not for Cause	Termination for Cause	Termination for Good Reason	Normal Retirement	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock (2)	$—	$366,558	$—	$366,558	$366,558	$366,558	$595,828
Performance Units (3)	$—	$166,412	$—	$166,412	$166,412	$166,412	$95,972
Benefits & Perquisites:
Severance Payment	$—	$406,000	$—	$406,000	$406,000	$406,000	$2,075,857
Prorated Bonus Payment (4)	$—	$324,800	$—	$324,800	$324,800	$324,800	$288,267
Medical Benefit Continuation	$—	$22,459	$—	$22,459	$—	$—	$39,851
280G Reimbursement	$—	$—	$—	$—	$—	$—	$—
Pay in lieu of 30-day Notice (5)	$—	$33,833	$—	$33,833	$—	$—	$33,833
Unused Vacation (6)	$3,904	$3,904	$3,904	$3,904	$3,904	$3,904	$3,904
Total	$3,904	$1,323,966	$3,904	$1,323,966	$1,267,674	$1,267,674	$3,133,512

______________

(1)

The benefits and payments quantified in the table do not contemplate the payments that the Company is obligated to make to the executive officer (i) if the Company terminates the executive officer without cause following a potential change in control or a change in control occurs within 12 months following the termination, or (ii) if the executive officer terminates employment following a change in control because he is required to relocate more than 50 miles, in both cases as described in the summary of the change in control agreements set forth above. Additionally, the benefits and payments quantified herein have been determined as of December 31, 2008, and therefore do not contemplate the effect on the long-term incentive compensation and 280G reimbursement components resulting from the vesting in February 2009 of 13,100 shares of restricted stock and the grants of awards made in February 2009 under the Company’s Long Term Incentive Plan.

(2)

Unvested restricted stock awards automatically vest upon a change in control, regardless of whether employment is subsequently terminated. In the case of a Termination Not for Cause, a Termination for Good Reason, or Normal Retirement, Death or Disability, vesting of the award is accelerated pro rata to the end of the month of termination.

(3)

Unvested performance unit awards automatically vest upon a change in control with the award of shares subject to performance measured on the date of the change in control, regardless of whether employment is subsequently terminated. Unvested performance unit awards also automatically vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, performance unit awards vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period. Performance unit awards vest pro rata to the end of the month with shares paid at target within 75 days following Death or Disability. For purposes of this computation, it is assumed “Threshold” shares will be issued.

(4)

Other than in connection with a Change in Control Termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes the Compensation Committee chose to make the payments indicated.

(5)	This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
(6)	This amount equals the difference in value between the vacation time that was accrued and the vacation time that had been used during the year to the date of termination.

Mark S. Berg. The following table shows, as of December 31, 2008, the estimated potential payments and benefits that would be received by Mr. Berg upon the termination of his employment in each of the circumstances indicated in the table.

Benefits and Payments Upon Termination (1)	Voluntary Termination	Termination Not for Cause	Termination for Cause	Termination for Good Reason	Normal Retirement	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock (2)	$—	$302,388	$—	$302,388	$302,388	$302,388	$464,139
Performance Units (3)	$—	$119,053	$—	$119,053	$119,053	$119,053	$67,496
Benefits & Perquisites:
Severance Payment	$—	$376,000	$—	$376,000	$376,000	$376,000	$1,808,352
Prorated Bonus Payment (4)	$—	$244,400	$—	$244,400	$244,400	$244,400	$228,800
Medical Benefit Continuation	$—	$22,459	$—	$22,459	$—	$—	$39,851
280G Reimbursement	$—	$—	$—	$—	$—	$—	$—
Pay in lieu of 30-day Notice (5)	$—	$31,333	$—	$31,333	$—	$—	$31,333
Unused Vacation (6)	$15,546	$15,546	$15,546	$15,546	$15,546	$15,546	$15,546
Total	$15,546	$1,111,179	$15,546	$1,111,179	$1,057,387	$1,057,387	$2,655,517

______________

(1)

The benefits and payments quantified in the table do not contemplate the payments that the Company is obligated to make to the executive officer (i) if the Company terminates the executive officer without cause following a potential change in control or a change in control occurs within 12 months following the termination, or (ii) if the executive officer terminates employment following a change in control because he is required to relocate more than 50 miles, in both cases as described in the summary of the change in control agreements set forth above. Additionally, the benefits and payments quantified herein have been determined as of December 31, 2008, and therefore do not contemplate the effect on the long-term incentive compensation and 280G reimbursement components resulting from the vesting in February 2009 of 12,000 shares of restricted stock and the grants of awards made in February 2009 under the Company’s Long Term Incentive Plan.

(2)

Unvested restricted stock awards automatically vest upon a change in control, regardless of whether employment is subsequently terminated. In the case of a Termination Not for Cause, a Termination for Good Reason, or Normal Retirement, Death or Disability, vesting of the award is accelerated pro rata to the end of the month of termination.

(3)

Unvested performance unit awards automatically vest upon a change in control with the award of shares subject to performance measured on the date of the change in control, regardless of whether employment is subsequently terminated. Unvested performance unit awards also automatically vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, performance unit awards vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period. Performance unit awards vest pro rata to the end of the month with shares paid at target within 75 days following Death or Disability. For purposes of this computation, it is assumed “Threshold” shares will be issued.

(4)

Other than in connection with a Change in Control Termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes the Compensation Committee chose to make the payments indicated.

(5)	This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
(6)	This amount equals the difference in value between the vacation time that was accrued and the vacation time that had been used during the year to the date of termination.

Timothy L. Dove. The following table shows, as of December 31, 2008, the estimated potential payments and benefits that would be received by Mr. Dove upon the termination of his employment in each of the circumstances indicated in the table.

Benefits and Payments Upon Termination (1)	Voluntary Termination	Termination Not for Cause	Termination for Cause	Termination for Good Reason	Normal Retirement	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock (2)	$—	$982,174	$—	$982,174	$614,565	$614,565	$982,174
Performance Units (3)	$—	$148,064	$—	$148,064	$246,325	$246,325	$148,064
Benefits & Perquisites:
Severance Payment	$—	$1,327,500	$—	$1,327,500	$531,000	$531,000	$2,927,061
Prorated Bonus Payment (4)	$—	$451,350	$—	$451,350	$451,350	$451,350	$447,950
Medical Benefit Continuation	$—	$39,023	$—	$39,023	$—	$—	$391,040
280G Reimbursement	$—	$—	$—	$—	$—	$—	$—
Pay in lieu of 30-day Notice (5)	$—	$44,250	$—	$44,250	$—	$—	$44,250
Unused Vacation (6)	$25,401	$25,401	$25,401	$25,401	$25,401	$25,401	$25,401
Total	$25,401	$3,017,762	$25,401	$3,017,762	$1,868,641	$1,868,641	$4,965,940

______________

(1)

The benefits and payments quantified in the table do not contemplate the payments that the Company is obligated to make to the executive officer (i) if the Company terminates the executive officer without cause following a potential change in control or a change in control occurs within 12 months following the termination, or (ii) if the executive officer terminates employment following a change in control because he is required to relocate more than 50 miles, in both cases as described in the summary of the change in control agreements set forth above. Additionally, the benefits and payments quantified herein have been determined as of December 31, 2008, and therefore do not contemplate the effect on the long-term incentive compensation and 280G reimbursement components resulting from the vesting in February 2009 of 24,100 shares of restricted stock and the grants of awards made in February 2009 under the Company’s Long Term Incentive Plan.

(2)

Unvested restricted stock awards automatically vest upon a change in control, regardless of whether employment is subsequently terminated. Unvested restricted stock awards also automatically vest upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, Death or Disability, vesting of the award is accelerated pro rata to the end of the month of termination.

(3)

Unvested performance unit awards automatically vest upon a change in control with the award of shares subject to performance measured on the date of the change in control, regardless of whether employment is subsequently terminated. Unvested performance unit awards also automatically vest with the award of shares subject to performance measured at the end of the three-year performance period upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, performance unit awards vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period. Performance unit awards vest pro rata to the end of the month with shares paid at target within 75 days following Death or Disability. For purposes of this computation, it is assumed “Threshold” shares will be issued.

(4)

Other than in connection with a Change in Control Termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes the Compensation Committee chose to make the payments indicated.

(5)	This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
(6)	This amount equals the difference in value between the vacation time that was accrued and the vacation time that had been used during the year to the date of termination.

Jay P. Still. The following table shows, as of December 31, 2008, the estimated potential payments and benefits that would be received by Mr. Dove upon the termination of his employment in each of the circumstances indicated in the table.

Benefits and Payments Upon Termination (1)	Voluntary Termination	Termination Not for Cause	Termination for Cause	Termination for Good Reason	Normal Retirement	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock (2)	$—	$230,015	$—	$230,015	$230,015	$230,015	$361,817
Performance Units (3)	$—	$95,560	$—	$95,560	$95,560	$95,560	$54,859
Benefits & Perquisites:
Severance Payment	$—	$336,000	$—	$336,000	$336,000	$336,000	$1,454,635
Prorated Bonus Payment (4)	$—	$184,800	$—	$184,800	$184,800	$184,800	$150,500
Medical Benefit Continuation	$—	$23,414	$—	$23,414	$—	$—	$41,112
280G Reimbursement	$—	$—	$—	$—	$—	$—	$—
Pay in lieu of 30-day Notice (5)	$—	$28,000	$—	$28,000	$—	$—	$28,000
Unused Vacation (6)	$15,992	$15,992	$15,992	$15,992	$15,992	$15,992	$15,992
Total	$15,992	$913,781	$15,992	$913,781	$862,367	$862,367	$2,106,915

______________

(1)

The benefits and payments quantified in the table do not contemplate the payments that the Company is obligated to make to the executive officer (i) if the Company terminates the executive officer without cause following a potential change in control or a change in control occurs within 12 months following the termination, or (ii) if the executive officer terminates employment following a change in control because he is required to relocate more than 50 miles, in both cases as described in the summary of the change in control agreements set forth above. Additionally, the benefits and payments quantified herein have been determined as of December 31, 2008, and therefore do not contemplate the effect on the long-term incentive compensation and 280G reimbursement components resulting from the vesting in February 2009 of 8,800 shares of restricted stock and the grants of awards made in February 2009 under the Company’s Long Term Incentive Plan.

(2)

Unvested restricted stock awards automatically vest upon a change in control, regardless of whether employment is subsequently terminated. In the case of a Termination Not for Cause, a Termination for Good Reason, or Normal Retirement, Death or Disability, vesting of the award is accelerated pro rata to the end of the month of termination.

(3)

Unvested performance unit awards automatically vest upon a change in control with the award of shares subject to performance measured on the date of the change in control, regardless of whether employment is subsequently terminated. Unvested performance unit awards also automatically vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period upon a Termination Not for Cause or a Termination for Good Reason. In the case of Normal Retirement, performance unit awards vest pro rata to the end of the month with the award of shares subject to performance measured at the end of the three-year performance period. Performance unit awards vest pro rata to the end of the month with shares paid at target within 75 days following Death or Disability. For purposes of this computation, it is assumed “Threshold” shares will be issued.

(4)

Other than in connection with a Change in Control Termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes the Compensation Committee chose to make the payments indicated.

(5)	This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
(6)	This amount equals the difference in value between the vacation time that was accrued and the vacation time that had been used during the year to the date of termination.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During 2008, no member of the Compensation Committee served as an executive officer of the Company. During 2008, there were no Compensation Committee interlocks with other companies.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The information contained in this Compensation and Management Development Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee of

The Board of Directors

Edison C. Buchanan, Chairman

James R. Baroffio, Member

Andrew D. Lundquist, Member

Charles E. Ramsey, Jr., Member

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls, financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent as required under the listing standards of the New York Stock Exchange (the “NYSE”).

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for auditing the Company’s internal controls over financial reporting. While the Audit Committee has the responsibilities and powers set forth in its charter and management and the independent auditors for the Company are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public

Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Based on the reports and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Audit Committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2009.

Although determined to be financially literate (as defined by the SEC rules), the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards or legal or regulatory matters. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact independent.

Audit Committee of

The Board of Directors

R. Hartwell Gardner, Chairman

Linda K. Lawson, Member

Frank A. Risch, Member

Robert A. Solberg, Member

Jim A. Watson, Member

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	Role and functions of the Board of Directors and its Lead Director
•	Qualifications and independence of directors
•	Size of the Board of Directors and director selection process
•	Committee functions and independence of committee members
•	Meetings of non-employee directors
•	Self-evaluation
•	Ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.pxd.com)
•	Reporting of concerns to non-employee directors or the Audit Committee
•	Compensation of the Board of Directors and stock ownership requirements
•	Succession planning and annual compensation review of senior management
•	Access to senior management and to independent advisors
•	New director orientation
•	Continuing education
•	Related person transactions

The “Corporate Governance Guidelines” are posted on the Company’s website at www.pxd.com/governance. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Corporate Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE. As contemplated by the NYSE rules, the Board of Directors has also adopted categorical standards to assist in determining whether any material relationship with the Company or its management exists. Directors who have any of the relationships outlined in the categorical standards are considered to have relationships that require the Board of Directors’ review of the full facts and circumstances in order to determine whether the relationship impairs the independence of the director. The categorical standards are as follows:

1.	the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;
2.	the director, or any member of the director’s family, has not been employed by the Company in the last three years;
3.	the director, or any member of the director’s family, has not been employed by, or affiliated with, the Company’s auditor in the last three years;

4.	the director, or any member of the director’s family, has not been part of an interlocking directorate in the last three years;
5.	the director, or any member of the director’s family, has not received non-director fee compensation from the Company in the last three years;
6.

the director is not an executive officer or employee, and no member of the director’s family is an executive officer, of a company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues in the last three years;

7.	the director does not own more than 4.9 percent of the Company’s shares;
8.	the director does not serve on more than three other public company boards; and
9.	the director does not serve on the board of another oil and gas exploration and production company.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all ten non-employee directors (Dr. Baroffio, Mr. Buchanan, Mr. Gardner, Mrs. Lawson, Mr. Lundquist, Mr. Ramsey, Mr. Risch, Mr. Sexton, Mr. Solberg and Mr. Watson) and all nominees for election, other than Mr. Sheffield (Messrs. Arthur, Cates and Reiman) are independent.

The Board of Directors reviewed the facts and circumstances of Mr. Sexton’s interests in the Company’s 2004 acquisition of Evergreen Resources, Inc. (“Evergreen”), of which he was the Chairman of the Board, President and Chief Executive Officer, as well as his payments under his change in control agreement with Evergreen and his non-competition agreement with the Company. The Board of Directors concluded that Mr. Sexton is an independent director because Mr. Sexton ceased to be an employee of Evergreen at the time of the merger, because his economic interest in that transaction existed as an employee and stockholder of Evergreen, and because the payment for his non-competition agreement and his continuation of health care and other insurance benefits for two years following the merger did not constitute payment for services to the Company since it was not contingent on continuing service.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director.

Election of Lead Director

In May 2008, the Board of Directors reelected Mr. Ramsey, a non-employee director, to serve as the Lead Director. In this capacity Mr. Ramsey provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. He also (i) serves as chairman of the regular executive sessions of the independent directors; (ii) in consultation with the Chairman and Secretary, establishes the agenda for each meeting of the Board of Directors, taking into account suggestions of other directors; and (iii) serves as the Board of Directors’ contact for direct employee and stockholder communications with the Board of Directors.

Financial Literacy of Audit Committee and Designation of Financial Experts

In April 2009, the Board of Directors evaluated the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board of Directors determined that each of the Audit Committee members is financially literate and that three of the Audit Committee members (Mrs. Lawson and Messrs. Gardner and Risch) are Audit Committee financial experts as defined by the SEC.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. All of the directors attended the 2008 Annual Meeting of Stockholders held on May 16, 2008.

Procedure for Directly Contacting the Board of Directors and Whistleblower Policy

A means for interested parties to contact the Board of Directors (including the Lead Director) directly has been established and is published on the Company’s website at www.pxd.com. Matters for which this contact may be used include allegations about actions of the Company or its directors, officers or employees involving (i) questionable accounting, internal controls and auditing matters; (ii) materially misleading statements or omissions in SEC reports, press releases, or other public statements or other forms of wire, mail or securities fraud or (iii) dishonest or unethical conduct, conflicts of interest, violations of the Company’s Code of Business Conduct and Ethics or violation of laws. All complaints and concerns will be received and processed by the Company’s Corporate Secretary’s Office. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee of the Company’s Board of Directors and other concerns will be referred to the Lead Director of the Company’s Board of Directors. Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in some other circumstances. The Company’s policy is not to take any adverse action, and to not tolerate any retaliation against any person for asking questions or making good faith reports of possible violations of law, Company policy or the Code of Business Conduct and Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 22, 2009, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director of the Company and each nominee for director, (iii) each NEO of the Company and (iv) all directors and executive officers as a group:

Number of	Percentage
Name of Person or Identity of Group	Shares	Of Class (a)

Southeastern Asset Management, Inc. (c)	22,854,957	19.8

Longleaf Partners Fund

O. Mason Hawkins

6410 Poplar Avenue, Suite 900

Memphis, Tennessee 38119

State Street Bank and Trust Company (d)	6,314,836	5.4

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Scott D. Sheffield (e) (f) (g) (i) (j)	794,077	(b)

Richard P. Dealy (e) (f) (g) (j)	142,738	(b)

Mark S. Berg (f) (g) (j)	69,041	(b)

Timothy L. Dove (e) (f) (g) (j)	262,491	(b)

Jay P. Still (f) (g) (j)	52,287	(b)

Thomas D. Arthur	-	(b)

James R. Baroffio (f) (h)	19,827	(b)

Edison C. Buchanan (f)	22,812	(b)

Andrew F. Cates	4,267	(b)

R. Hartwell Gardner (f)	44,972	(b)

Linda K. Lawson (f) (h) (i)	11,949	(b)

Andrew D. Lundquist (f)	13,629	(b)

Charles E. Ramsey, Jr. (f) (h)	22,274	(b)

Scott J. Reiman	-	(b)

Frank A. Risch (f)	9,430	(b)

Mark S. Sexton (f) (i) (k)	69,740	(b)

Robert A. Solberg (f)	22,232	(b)

Jim A. Watson (f)	13,030	(b)

All directors and executive officers as a group (23 persons) (e) (f) (j) (l)	1,938,006	1.6

___________

(a)	Based on 114,953,852 shares of common stock outstanding.
(b)	Does not exceed one percent of class.

(c)

The Schedule 13D filed with the SEC on March 18, 2009, which is a joint statement on Schedule 13D filed by Southeastern, Longleaf Partners Fund and O. Mason Hawkins (“Hawkins”), states that the statement is being filed by Southeastern as a registered investment adviser, and that all of the securities covered by the statement are owned legally by Southeastern’s investment advisory clients and none are owned directly or indirectly by Southeastern. The Schedule 13D further states that the statement is also being filed by Hawkins, the Chairman of the Board and CEO of Southeastern, in the event he could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of its voting securities. The existence of such control is expressly disclaimed. Hawkins does not own directly or indirectly any securities covered by the Schedule 13D for his own account.

(d)

The Schedule 13G filed with the SEC on February 13, 2009 states that State Street Bank and Trust Company, Trustee, possesses sole voting power and shared power to make decisions as to whether to retain or dispose of the securities that are actually owned by clients of State Street Bank and Trust Company. Beneficial ownership of the securities is expressly disclaimed.

(e)

Includes the following number of shares subject to exercisable stock options: Mr. Sheffield, 166,000; Mr. Dealy, 29,249; and Mr. Dove, 56,666; and all directors and executive officers as a group, 305,079.

(f)

Includes the following number of unvested restricted shares or restricted stock units: Mr. Sheffield, 194,395; Mr. Dealy, 66,047; Mr. Berg, 42,382; Mr. Dove, 107,371; Mr. Still, 36,990; Mr. Baroffio, 1,755; Mr. Buchanan, 11.914; Mr. Gardner, 8,256; Mrs. Lawson, 1,755; Mr. Lundquist, 8,184; Mr. Ramsey, 1,755; Mr. Risch, 1,755; Mr. Sexton, 1,755; Mr. Solberg, 2,002; Mr. Watson, 1,755; and all directors and executive officers as a group, 663,965.

(g)	Includes the following number of shares held in each respective officer’s 401(k) account: Mr. Sheffield, 22,135; Mr. Dealy, 312; Mr. Berg, 6,491; Mr. Dove, 352; and Mr. Still, 165.
(h)	Includes the following number of shares held in trusts for the benefit of family members: Dr. Baroffio, 18,072; Mrs. Lawson, 8,494; Mr. Ramsey, 20,519.
(i)

Mr. Sheffield’s beneficial ownership includes 37,827 shares held in his investment retirement account. Mrs. Lawson’s beneficial ownership includes 1,700 shares held in investment retirement accounts in her name. Mr. Sexton’s beneficial ownership includes 4,165 shares held in his investment retirement account.

(j)	Excludes the performance units that will vest if and to the extent predetermined performance targets are achieved assuming that performance targets are achieved.
(k)	Mr. Sexton’s beneficial ownership includes 50,000 shares that have been pledged as collateral for a personal loan.
(l)

None of the non-employee directors and nominees for director of the Company beneficially owns any equity securities of any subsidiary of the Company, including Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”), a 68 percent-owned subsidiary of the Company. The following table sets forth certain information regarding the beneficial ownership of common units of Pioneer Southwest as of April 22, 2009, by each NEO of the Company and all directors and executive officers as a group:

Name of Person or Identify of Group	Number of Units*

Scott D. Sheffield	12,000

Richard P. Dealy	20,000

Mark S. Berg	16,426

Timothy L. Dove	7,528

Jay P. Still	526

All directors and executive officers as a group (21 persons)	69,480

___________

* Does not exceed one percent of class.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership.

Based solely on its review of reports and written representations that the Company has received,

the Company is aware that Frank W. Hall filed a late Form 3 in connection with his promotion to an executive officer of the Company and filed a late Form 4 covering the related grant to him of restricted stock. The Company believes that all other required reports were timely filed during 2008.

TRANSACTIONS WITH RELATED PERSONS

Employment of Tom Sheffield. Tom Sheffield, the brother of Scott D. Sheffield, is employed at a subsidiary of the Company as the Vice President of the Rockies Asset Team. For 2008, Tom Sheffield was paid $212,500 in base salary and $120,960 in bonus and other benefits and received equity compensation awards under the Company’s 2006 Long-Term Incentive Plan having a value for financial statement purposes of $205,152. Scott D. Sheffield disclaims any interest in Tom Sheffield’s compensation.

Bryan Sheffield and Well Operations Transaction. On August 1, 2008, Bryan Sheffield, the son of Scott D. Sheffield, obtained from his maternal grandfather ownership of Parsley Energy Operations LLC, a company that operates certain Spraberry field wells in which the Company holds an average 30 percent working interest. The total annual overhead and supervision fees paid for operating these wells in 2008 was approximately $481,000 (with the Company’s net share being $176,000). To supplement his training in the Spraberry area, Bryan Sheffield was employed from January 2007 to April 2008 by a subsidiary of the Company as an Operations Tech. Under this employment arrangement, Bryan Sheffield’s total compensation during the portion of 2008 for which he was employed was $16,643. Scott D. Sheffield disclaims any interest in any compensation paid to Bryan Sheffield by the Company or from the operation of these wells.

Procedures for Review, Approval and Ratification of Related Person Transactions

The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s Proxy Statement, and make a recommendation to the Board of Directors regarding the initial authorization or ratification of any such transaction. In the event that the Board of Directors considers ratification of a related person transaction and determines not to so ratify, the Corporate Governance Guidelines provide that management will make all reasonable efforts to cancel or annul the transaction. In February 2009, the Nominating and Corporate Governance Committee conducted its annual review of all such related person transactions.

The Corporate Governance Guidelines provide that in determining whether or not to recommend the initial approval or ratification of a related person transaction, the Nominating and Corporate Governance Committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to the Company as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the Company’s Code of Business Conduct and Ethics.

There were no transactions since the beginning of 2008 that were required to be reported in “Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2010 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the

Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices. The Company currently expects that its 2010 annual meeting will be held in May 2010, near its traditional date. Accordingly, the Company’s Board of Directors has established December 5, 2009, as the date by which Rule 14a-8 Proposals must be submitted to the Company at its principal executive offices in order to be included in the Company’s proxy materials for that meeting. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2010 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received no later than February 18, 2010, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 18, 2010, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as for filling vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Corporate Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a large global U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period. Consideration will also be given to the Board of Directors’ overall balance of diversity of perspectives, backgrounds and experiences.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Corporate Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Corporate Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2010 if that nomination is submitted in writing, not later than December 5, 2009, to the Secretary, Pioneer Natural Resources Company, 5205 North O’Connor Boulevard, Suite 200, Irving, Texas 75039. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with members of the Nominating and Corporate Governance Committee and the Board of Directors.

Stockholders desiring to propose action at the annual meeting of stockholders must also comply with Article Nine of the Amended and Restated Certificate of Incorporation of the Company. Under Article Nine, a stockholder must submit to the Company, no later than 60 days before the annual meeting or ten days after the first public notice of the annual meeting is sent to stockholders, a written notice setting forth (i) the nature of the proposal with particularity, including the written text of the proposal, (ii) the stockholder’s name, address and other personal information, (iii) any interest of the stockholder in the proposed business, (iv) the name of any persons nominated to be elected or reelected as a director by the stockholder and (v) with respect to each such nominee, the nominee’s name, address and other personal information, the number of shares of each class and series of stock of the Company held by such nominee, all information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934, and a notarized letter containing such nominee’s acceptance of the nomination, stating his or her intention to serve as a director, if elected, and consenting to be named as a nominee in any proxy statement relating to such election. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

Written requests for inclusion of any stockholder proposal should be addressed to Secretary, Pioneer Natural Resources Company, 5205 North O’Connor Boulevard, Suite 200, Irving, Texas 75039. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained D.F. King & Co., Inc. to assist in solicitation for a fee estimated not to exceed $15,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Irving, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2008, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this Proxy Statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Pioneer Natural Resources Company, 5205 North O’Connor Boulevard, Suite 200, Irving, Texas 75039 or by calling 972-969-3583. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov. The Proxy Materials are also available at www.cstproxy.com/pioneer/2009.

Stockholders may request copies of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and any charter for a committee of the Board of Directors by writing to Investor Relations at the address set forth in the previous paragraph.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by the Company’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”). Votes submitted by internet or phone must be received by 5:00 p.m., Eastern Time, on Tuesday, June 16, 2009. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors.

/s/ Mark H. Kleinman
Mark H. Kleinman
Secretary

Irving, Texas

May 7, 2009

VOTE BY INTERNET OR TELEPHONE

QUICK***EASY***IMMEDIATE

PIONEER NATURAL RESOURCES COMPANY

PROXY SOLICITED FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2009

TO VOTE BY INTERNET

www.continentalstock.com

Have this proxy card in hand when you access the above website. At “ContinentaLink” on the right side, select “Proxy Voting Log In.” Follow the instructions on the screen to vote your shares.

TO VOTE BY PHONE

Call toll-free (in the U.S.) 1-866-894-0537.

Have this proxy card in hand when you call, and follow the instructions.

Your internet or phone vote works in the same manner as if you marked, signed and returned your proxy card by mail. Internet and phone votes must be received by 5:00 p.m., Eastern Time, on June 16, 2009.

If you vote by internet or phone, please do not return the card below.

TO VOTE BY MAIL

Mark, sign and date the proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PROXY BY MAIL

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.                             Please mark your votes like this [ X ]

ITEM 1 - ELECTION OF DIRECTORS	[ ]	FOR ALL	[ ]	WITHHELD FOR ALL

Nominees: (1) Thomas D. Arthur, (2) Andrew F. Cates, (3) Scott J. Reiman and (4) Scott D. Sheffield

WITHHELD FOR: (List below each nominee for whom you do not wish to vote.)

_______________________________________________________________

ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

ITEM 3 - APPROVAL OF THE AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

ITEM 4 - APPROVAL OF THE SECTION 162(M) MATERIAL TERMSUNDERTHE 2006 LONG-TERM INCENTIVE PLAN

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

IN THEIR DISCRETION, THE PROXIES MAY VOTE ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

IF YOU WISH TO VOTE BY INTERNET OR PHONE, PLEASE READ THE INSTRUCTIONS ABOVE.

Signature _________________________ Signature ___________________________ Date ________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, sign in full corporate or partnership name by duly authorized officer and give title.

If you have received a paper copy of the proxy materials, you may elect to receive future proxy materials by email. Making this election will conserve both resources and the environmental impact of printing and mailing hard copies of proxy material, thus saving trees, energy used and solid waste.

If you choose to elect email delivery, please call Continental Stock Transfer at 1-888-509-5586 and provide your email address.

Access to Pioneer stockholder account information and other stockholder services are available on the internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Stockholder Service - ContinentaLink

Through this service, shareholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can register (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PIONEER NATURAL RESOURCES COMPANY

The undersigned hereby appoints Richard P. Dealy and Mark S. Berg, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Pioneer Natural Resources Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 17, 2009, and any adjournment or postponement thereof, upon the matters set forth on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

VOTE BY INTERNET OR TELEPHONE

QUICK***EASY***IMMEDIATE

PIONEER NATURAL RESOURCES COMPANY

PROXY SOLICITED FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2009

TO VOTE BY INTERNET

www.continentalstock.com

Have this proxy card in hand when you access the above website. At “ContinentaLink” on the right side, select “Proxy Voting Log In.” Follow the instructions on the screen to vote your shares.

TO VOTE BY PHONE

Call toll-free (in the U.S.) 1-866-894-0537.

Have this proxy card in hand when you call, and follow the instructions.

Your internet or phone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

If you vote by internet or phone, please do not return the card below.

TO VOTE BY MAIL

Mark, sign and date the proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

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PROXY BY MAIL

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.                             Please mark your votes like this [ X ]

ITEM 1 - ELECTION OF DIRECTORS	[ ]	FOR ALL	[ ]	WITHHELD FOR ALL

Nominees: (1) Thomas D. Arthur, (2) Andrew F. Cates, (3) Scott J. Reiman and (4) Scott D. Sheffield

WITHHELD FOR: (List below each nominee for whom you do not wish to vote.)

_______________________________________________________________

ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

ITEM 3 - APPROVAL OF THE AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

ITEM 4 - APPROVAL OF THE SECTION 162(M) MATERIAL TERMSUNDERTHE 2006 LONG-TERM INCENTIVE PLAN

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

IN THEIR DISCRETION, THE PROXIES MAY VOTE ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

IF YOU WISH TO VOTE BY INTERNET OR PHONE, PLEASE READ THE INSTRUCTIONS ABOVE.

Signature _________________________ Signature ___________________________ Date ________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, sign in full corporate or partnership name by duly authorized officer and give title.

The Annual Meeting of Stockholders will be held on June 17, 2009. Your voting instruction must be received by 5:00 p.m. Eastern Time, on June 14, 2009 to allow Vanguard to vote according to your instruction.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

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PROXY

PIONEER NATURAL RESOURCES USA, INC. 401(k) PLAN

TO: THE VANGUARD FIDUCIARY TRUST COMPANY, TRUSTEE FOR THE EMPLOYER MATCHING CONTRIBUTION (STOCK ACCOUNT) OF THE PIONEER NATURAL RESOURCES USA, INC. 401(k) AND MATCHING PLAN

In connection with the proxy materials I received relating to the Annual Meeting of Stockholders of Pioneer Natural Resources Company to be held on June 17, 2009, I direct you to execute a proxy with respect to all shares of common stock of Pioneer to which I have the right to give voting instructions under the 401(k) plan upon the matters set forth on the reverse side. I understand you will hold these instructions strictly confidential.

(Continued, and to be marked, dated and signed, on the other side)

APPENDIX A SECOND AMENDMENT TO THE PIONEER NATURAL RESOURCES COMPANY 2006 LONG TERM INCENTIVE PLAN

SECOND AMENDMENT TO THE

PIONEER NATURAL RESOURCES COMPANY

2006 LONG TERM INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, as amended from time to time (the “Plan”), is effective January 1, 2009 (the “Effective Date”), and is made by Pioneer Natural Resources Company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan to increase the Plan’s share limitation with the approval of the Company’s stockholders not later than the annual meeting next following such Board action; and

WHEREAS, the Board has determined that it is desirable to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2009 annual meeting.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1.	Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan since its inception shall not exceed 9,100,000 shares and the total number of shares of Stock received and available for delivery in connection with ISOs under this Plan since its inception shall not exceed 9,100,000 shares. No Award may be granted under the Plan on or after the 10 year anniversary of the Effective Date.

2.	Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

Larry N. Paulsen
Vice President, Administration and Risk Management

Date:	,2009

APPENDIX B THIRD AMENDMENT TO THE PIONEER NATURAL RESOURCES COMPANY 2006 LONG TERM INCENTIVE PLAN

THIRD AMENDMENT TO THE

PIONEER NATURAL RESOURCES COMPANY

2006 LONG TERM INCENTIVE PLAN

THIS THIRD AMENDMENT (the “Third Amendment”) to the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, as amended from time to time (the “Plan”), is effective January 1, 2009 (the “Effective Date”), and is made by Pioneer Natural Resources Company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan in certain circumstances with the approval of stockholders, if such approval by the Company’s stockholders is required by any federal law or regulation, not later than the annual meeting next following such Board action; and

WHEREAS, in order to comply with section 162(m) of the Internal Revenue Code of 1986, as amended, the Board has determined that it is desirable to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2009 annual meeting.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1.	Section 5 of the Plan is hereby deleted and replaced in its entirety with the following:

5. Eligibility; Per Person Award Limitations. Awards may be granted under this Plan only to Persons who are Eligible Persons at the time of grant thereof or in connection with the severance or retirement of Eligible Persons. In each fiscal year or 12-month period, as applicable, during any part of which this Plan is in effect, a Covered Employee may not be granted (a) Awards (other than Awards designated to be paid only in cash) relating to more than 400,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9 and (b) Awards designated to be paid only in cash having a value determined on the date of grant in excess of $4,000,000.

2.	Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Third Amendment by its duly authorized officer, effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

Larry N. Paulsen
Vice President, Administration and Risk Management

Date:	,2009